Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

EASTERN VIRGINIA BANKSHARES, INC.

AND

FIRST CAPITAL BANCORP, INC.

April 3, 2009

i

LIST OF EXHIBITS

Exhibit 1.1(a)	Articles of Merger
Exhibit 5.7	Form of Affiliate Letter
Exhibit 6.8(a)	Form of FCB Support Agreement
Exhibit 6.8(b)	Form of EVBS Support Agreement
Exhibit 8.4	Matters as to which Cantor Arkema, P.C. will opine
Exhibit 9.7	Matters as to which Williams Mullen will opine

AGREEMENT AND PLAN OF MERGER

DISCLOSURE SCHEDULES

Disclosure Schedule 3.1(a)(iii)	- FCB Subsidiaries
Disclosure Schedule 3.1(a)(iv)	- FCB Other Direct or Indirect Ownership Interests
Disclosure Schedule 3.1(b)(iii)	- First Capital Bank Other Direct or Indirect Ownership Interests
Disclosure Schedule 3.1(c)(iii)	- FCB Subsidiaries Direct or Indirect Ownership Interests
Disclosure Schedule 3.2	- Capitalization
Disclosure Schedule 3.4	- Loan Portfolio Reserves
Disclosure Schedule 3.4.1	- FCB Residential Mortgage Loans Sold
Disclosure Schedule 3.5	- Certain Loans and Related Matters
Disclosure Schedule 3.6(b)	- Authority; No Violation
Disclosure Schedule 3.7	- Consents and Approvals
Disclosure Schedule 3.10	- Legal Proceedings; etc.
Disclosure Schedule 3.11	- Taxes and Tax Returns
Disclosure Schedule 3.12	- Employee Benefit Plans
Disclosure Schedule 3.12(a)	- Employee Benefit Plans
Disclosure Schedule 3.12(g)	- Employee Benefit Plans
Disclosure Schedule 3.12(j)	- Employee Benefit Plans
Disclosure Schedule 3.12(k)	- Employee Benefit Plans
Disclosure Schedule 3.12(l)	- Employee Benefit Plans
Disclosure Schedule 3.13(a)	- Title to Assets
Disclosure Schedule 3.13(b)	- Leases
Disclosure Schedule 3.14(a)	- Real Estate
Disclosure Schedule 3.14(b)	- Real Estate
Disclosure Schedule 3.15	- Environmental Matters
Disclosure Schedule 3.16	- Commitments and Contracts
Disclosure Schedule 3.16(b)	- Violations of Commitments and Contracts
Disclosure Schedule 3.19	- Insurance
Disclosure Schedule 3.20(b)	- FCB Employees
Disclosure Schedule 3.20(d)	- Labor
Disclosure Schedule 3.21	- Compliance with Laws
Disclosure Schedule 3.22	- Transactions with Management
Disclosure Schedule 3.23	- Derivative Contracts
Disclosure Schedule 3.24	- Brokered Deposits
Disclosure Schedule 3.28(a)	- FCB Intangibles
Disclosure Schedule 3.28(b)	- Third-Party Intellectual Property - Licenses
Disclosure Schedule 3.28(c)	- Third-Party Intellectual Property
Disclosure Schedule 3.30	- Communications with Shareholders
Disclosure Schedule 5.1(c)(i)	- Capital Expenditures
Disclosure Schedule 5.1(c)(iii)	- Payments to Officers, Employees or Directors
Disclosure Schedule 5.6	- Notice of Deadlines
Disclosure Schedule 6.10	- Non-Solicit Employees
Disclosure Schedule 8.10	- Department of the Treasury Letter to FCB

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EVBS SCHEDULES

EVBS Schedule 4.1(a)(iii)	- EVBS Subsidiaries
EVBS Schedule 4.1(a)(iv)	- EVBS Other Direct or Indirect Ownership Interests
EVBS Schedule 4.1(b)(iii)	- EVB Other Direct or Indirect Ownership Interests
EVBS Schedule 4.1(c)(iii)	- EVBS Subsidiaries Direct or Indirect Ownership Interests
EVBS Schedule 4.2	- Capitalization
EVBS Schedule 4.4	- Loan Portfolio Reserves
EVBS Schedule 4.4.1	- EVBS Residential Mortgage Loans Sold
EVBS Schedule 4.5	- Certain Loans and Related Matters
EVBS Schedule 4.6(b)	- Authority; No Violation
EVBS Schedule 4.7	- Consents and Approvals
EVBS Schedule 4.10	- Legal Proceedings; etc.
EVBS Schedule 4.11	- Taxes and Tax Returns
EVBS Schedule 4.12	- Employee Benefit Plans
EVBS Schedule 4.12(a)	- Employee Benefit Plans
EVBS Schedule 4.12(g)	- Employee Benefit Plans
EVBS Schedule 4.12(j)	- Employee Benefit Plans
EVBS Schedule 4.12(k)	- Employee Benefit Plans
EVBS Schedule 4.12(l)	- Employee Benefit Plans
EVBS Schedule 4.13(a)	- Title to Assets
EVBS Schedule 4.13(b)	- Leases
EVBS Schedule 4.14(a)	- Real Estate
EVBS Schedule 4.14(b)	- Real Estate
EVBS Schedule 4.15	- Environmental Matters
EVBS Schedule 4.16	- Commitments and Contracts
EVBS Schedule 4.16(b)	- Violations of Commitments and Contracts
EVBS Schedule 4.19	- Insurance
EVBS Schedule 4.20(b)	- EVBS Employees
EVBS Schedule 4.20(d)	- Labor
EVBS Schedule 4.21	- Compliance with Laws
EVBS Schedule 4.22	- Transactions with Management
EVBS Schedule 4.23	- Derivative Contracts
EVBS Schedule 4.24	- Brokered Deposits
EVBS Schedule 4.28(a)	- EVBS Intangibles
EVBS Schedule 4.28(b)	- EVBS Third-Party Intellectual Property - Licenses
EVBS Schedule 4.28(c)	- EVBS Third-Party Intellectual Property
EVBS Schedule 4.30	- Communications with Shareholders
EVBS Schedule 5.17(c)(i)	- Capital Expenditures
EVBS Schedule 5.17(c)(iii)	- Payments to Officers, Employees or Directors
EVBS Schedule 6.10	- Non-Solicit Employees

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

EASTERN VIRGINIA BANKSHARES, INC.

AND

FIRST CAPITAL BANCORP, INC.

This AGREEMENT AND PLAN OF MERGER, dated as of the 3rd day of April, 2009 (this “Agreement”), by and between EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (“EVBS”), and FIRST CAPITAL BANCORP, INC., a Virginia corporation (“FCB”).

WITNESSETH THAT:

WHEREAS, the respective Boards of Directors of EVBS and FCB deem it in the best interests of EVBS and of FCB, respectively, and of their respective shareholders, that EVBS and FCB merge pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986 (as amended, the “Code”); and

WHEREAS, the Boards of Directors of EVBS and FCB have approved this Agreement and the Boards of Directors of EVBS and FCB have directed that this Agreement be submitted to the EVBS and FCB shareholders, respectively, for approval and adoption in accordance with the laws of the Commonwealth of Virginia.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that FCB will be merged with and into EVBS and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of FCB, par value of $4.00 per share, into shares of common stock of EVBS, par value of $2.00 per share, shall be as hereinafter set forth.

ARTICLE 1

THE MERGER

Section 1.1 Consummation of Merger; Closing Date.

(a) Subject to the provisions hereof, FCB shall be merged with and into EVBS (which shall hereinafter be referred to as the “Merger”) pursuant to the laws of the Commonwealth of Virginia, and EVBS shall be the surviving corporation (sometimes hereinafter referred to as “Surviving Corporation” when reference is made to it after the Effective Time of the Merger). Subject to the provisions hereof, EVBS and FCB shall file with the Virginia State Corporation Commission Articles of Merger in substantially the form of Exhibit 1.1(a) attached hereto (the “Articles of Merger”) containing this Agreement and Plan of Merger as an attachment in accordance with all applicable legal requirements. The Merger shall become effective on the date and at the time the parties specify in the Articles of Merger pursuant to the preceding sentence (such time is hereinafter referred to as the “Effective Time of the Merger” or the “Effective Time”). Unless otherwise agreed upon by EVBS and FCB, the Effective Time of the Merger shall be specified as the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement, (ii) the date on which the shareholders of EVBS approve the transactions contemplated by this Agreement or (iii) the date on which the shareholders of FCB approve the transactions contemplated by this Agreement.

(b) The closing of the Merger (the “Closing”) shall take place at the Richmond offices of Williams Mullen on a date and time as the parties may agree (the “Closing Date”). At the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2 Effect of Merger. At the Effective Time of the Merger, FCB shall be merged with and into EVBS and the separate existence of FCB shall cease. The Articles of Incorporation and Bylaws of EVBS, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger as contemplated herein, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Merger shall have the effects set forth in Section 13.1-721.A of the Code of Virginia, as amended.

Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of FCB last in office shall execute and deliver or cause to be executed and delivered in the name of FCB such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of FCB.

Section 1.4 Directors. At the Effective Time of the Merger, the board of directors of EVBS shall have thirteen (13) members, five (5) of whom will be selected from the current directors of FCB and mutually agreed to by the parties prior to the mailing of the Proxy Statement (the “FCB Directors”) and eight (8) of whom will be selected from the current directors of EVBS and mutually agreed to by the parties prior to the mailing of the Proxy Statement (the “EVBS Directors’). The FCB Directors will include Grant S. Grayson, who will serve as Vice Chairman of the Board of the Surviving Corporation, John M. Presley and three (3) additional directors. The EVBS directors will include W. Rand Cook, who will serve as Chairman of the Board of the Surviving Corporation, Joe A. Shearin, and six (6) additional directors. The FCB Directors and the EVBS Directors shall serve and hold such offices until the next annual meeting of shareholders of the Surviving Corporation, until their successors are elected and qualified, or until their resignation or removal, subject to the articles of incorporation and bylaws of the Surviving Corporation. At the effective time of the merger between EVB and First Capital Bank, the EVBS Board of Directors shall cause the board of directors of EVB to have eighteen (18) members and it shall appoint to the board of directors of EVB (i) ten (10) members selected from the current members of the board of directors of EVBS or EVB (the

“EVB Directors”), and (ii) eight (8) members selected from the current members of the board of directors of FCB or the current board of First Capital Bank (the “First Capital Directors”). The EVB Directors will include Joseph H. James, Jr., Joe A. Shearin and eight (8) additional directors. The First Capital Directors will include John M. Presley, Robert G. Watts, Jr. and six (6) additional FCB directors.

Section 1.5 Officers. Joe A. Shearin shall be Chief Executive Officer and President and John M. Presley shall be Managing Director and Chief Financial Officer of EVBS at and after the Effective Time of the Merger. Robert G. Watts, Jr. shall be Chief Executive Officer and President and Joseph H. James, Jr. shall be Chief Operating Officer of EVB at and after the Effective Time of the Merger.

Section 1.6 Subsidiary Bank Merger. After the Effective Time, First Capital Bank, a wholly-owned subsidiary of FCB, shall merge with and into EVB, a wholly-owned subsidiary of EVBS (the “Bank Merger”), the separate existence of First Capital Bank shall cease and EVB shall survive and continue to exist as a Virginia banking corporation. EVBS may at any time prior to the Effective Time change the method of effecting the combination with First Capital Bank (including without limitation the provisions of this Section 1.6) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax treatment of FCB stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that EVBS shall provide FCB with prior written notice of such change and the reasons therefore.

Section 1.7 Creation of EVBS Series B Preferred Shares. At or before the Effective Time, EVBS covenants and agrees to take the necessary steps to create and issue a new series of EVBS preferred stock, with the same rights and preferences as the EVBS Series A Preferred Shares, necessary to convert FCB Series A Preferred Shares pursuant to Section 2.1(b) hereof (the “EVBS Series B Preferred Shares”).

ARTICLE 2

BASIS AND MANNER OF CONVERSION; MANNER OF EXCHANGE

Section 2.1 Conversion of FCB Shares and FCB Series A Preferred Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of a holder of FCB Shares:

(i) Each EVBS Share that is issued and outstanding at the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(ii) Subject to Sections 2.2 and 2.4, each FCB Share issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive, 0.98 (the “Exchange Ratio”) EVBS Shares.

(b) At the Effective Time, subject to Sections 2.2 and 2.4, by virtue of the Merger and without any action on the part of a holder of FCB Series A Preferred Shares issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one (the “Preferred Exchange Ratio”) EVBS Series B Preferred Share.

Section 2.2 Exchange Procedures.

(a) Upon the Effective Time, each holder of an outstanding certificate representing shares of FCB Shares prior to the Effective Date (a “FCB Certificate”) who has surrendered such FCB Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole EVBS Shares which the aggregate number of shares of FCB Shares previously represented by such FCB Certificate(s) surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of FCB Shares have been converted into EVBS Shares, any other distribution on EVBS Shares issuable in the Merger with a record date after the Effective Date, in each case without interest. The Exchange Agent shall accept such FCB Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Upon the Effective Time, each FCB Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of EVBS Shares into which such FCB Shares shall have been converted. No dividends that have been declared by EVBS will be remitted to any person entitled to receive EVBS Shares hereunder until such person surrenders the FCB Certificate(s) representing FCB Shares, at which time such dividends shall be remitted to such person, without interest.

(b) Upon the Effective Time, each holder of an outstanding certificate representing shares of FCB Series A Preferred Shares prior to the Effective Date (a “FCB Preferred Certificate”) who has surrendered such FCB Preferred Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole EVBS Series B Preferred Shares which the aggregate number of shares of FCB Series A Preferred Shares previously represented by such FCB Preferred Certificate(s) surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of FCB Series A Preferred Shares have been converted into EVBS Series B Preferred Shares, any other distribution on EVBS Series B Preferred Shares issuable in the Merger with a record date after the Effective Date, in each case without interest. The Exchange Agent shall accept such FCB Preferred Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Upon the Effective Time, each FCB Preferred Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of EVBS Series B Preferred Shares into which such FCB Series A Preferred Shares shall have been converted. No dividends that have been declared by EVBS will be remitted to any person entitled to receive

EVBS Series B Preferred Shares hereunder until such person surrenders the FCB Preferred Certificate(s) representing FCB Series A Preferred Shares, at which time such dividends shall be remitted to such person, without interest.

(c) The Exchange Agent and EVBS shall not (i) be obligated to deliver a certificate or certificates representing EVBS Shares to which a holder of FCB Shares would otherwise be entitled as a result of the Merger, or (ii) be obligated to deliver a certificate or certificates representing EVBS Series B Preferred Shares to which a holder of FCB Series A Preferred Shares would otherwise be entitled as a result of the Merger, until such holder surrenders the FCB Certificate(s) representing the FCB Shares or the FCB Preferred Certificate(s) representing FCB Series A Preferred Shares, as applicable, for exchange as provided in this Section 2.2, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by EVBS.

(d) Notwithstanding anything in this Agreement to the contrary, FCB Certificates or FCB Preferred Certificates surrendered for exchange by an FCB affiliate shall not be exchanged for certificates representing EVBS Shares or EVBS Series B Preferred Shares, as applicable, to which such FCB affiliate may be entitled pursuant to the terms of this Agreement until EVBS has received a written agreement from such person as specified in Section 5.7.

Section 2.3 No Fractional Securities. No certificates or scrip representing fractional EVBS Shares shall be issued upon the surrender for exchange of FCB Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of EVBS Shares. A holder of shares of FCB Shares converted in the Merger who would otherwise have been entitled to a fractional EVBS Share shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the product obtained by multiplying the EVBS Average Price by the Exchange Ratio.

Section 2.4 Certain Adjustments. If, after the date hereof and on or prior to the Effective Time, the outstanding shares of EVBS Shares shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration or the Preferred Exchange Ratio will be adjusted accordingly to provide to the holders of FCB Shares or FCB Series A Preferred Shares, respectively, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event. In the event that the sum of (i) the number of FCB Shares presented for exchange pursuant to Section 2.2 or otherwise issued and outstanding at the Effective Time, and (ii) the number of FCB Shares issuable upon the exercise of options (whether pursuant to FCB Stock Options or otherwise) as of the Effective Time, shall be greater than the sum of (x) the number of shares of FCB Shares represented in Section 3.2 as being outstanding as of the date hereof, and (y) the number of shares of FCB Shares issuable upon the exercise of FCB Stock Options or FCB Warrants represented in Section 3.2 as being outstanding as of the date hereof, then the Exchange Ratio shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable FCB Shares.

Section 2.5 Appraisal Rights. Notwithstanding Section 2.1 hereof, any holder of FCB Series A Preferred Shares (if any) who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 13.1-729 through 13.1-741 of the Virginia Code, as amended, shall be entitled to receive from the Surviving Corporation, in lieu of the EVBS Series B Preferred Shares, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to Sections 13.1-729 through 13.1-741 of the Virginia Code, as amended; provided, that no such payment shall be made to any holder of FCB Series A Preferred Shares asserting appraisal rights unless and until such holder of FCB Series A Preferred Shares has complied with all applicable provisions of Sections 13.1-729 through 13.1-741 of the Virginia Code, as amended, and surrendered to the Exchange Agent the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a holder of FCB Series A Preferred Shares who asserts appraisal rights fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of FCB Series A Preferred Shares is entitled under this Article 2 (without interest) upon surrender by such holder of the certificate or certificates representing such shares of FCB Series A Preferred Shares held by such holder.

Section 2.6 FCB Stock Options and FCB Warrants.

(a) FCB Stock Options. From and after the Effective Time, all options granted under the FCB Stock Option Plan to purchase FCB Shares (each, a “FCB Stock Option”), that are then outstanding and unexercised, shall vest, to the extent not already vested (unless such vesting is otherwise prohibited under applicable law, including but not limited to EESA), and be converted into and become options to purchase EVBS Shares, and EVBS shall assume each such FCB Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Time (i) each such FCB Stock Option assumed by EVBS may be exercised solely to purchase EVBS Shares; (ii) the number of EVBS Shares purchasable upon exercise of such FCB Stock Option shall be equal to the number of shares of FCB Shares that were purchasable under such FCB Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iii) the per share exercise price under each such FCB Stock Option shall be adjusted by dividing the per share exercise price of each such FCB Stock Option by the Exchange Ratio, rounded up to the nearest cent. The terms of each FCB Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to EVBS Shares on or subsequent to the Effective Time. The adjustment provided in this Section 2.6(a) with respect to any FCB Stock Options (whether or not “incentive stock options” (as defined in Section 422 of the Code)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, the provisions of such Section 424(a) of the Code shall override anything to the contrary contained herein.

(b) FCB Warrants. From and after the Effective Time, all FCB Warrants to purchase FCB Shares, that are then outstanding and unexercised, shall be converted into and become warrants to purchase EVBS Shares, and EVBS shall assume each such FCB Warrant in accordance with the terms of the warrant by which it is evidenced; provided, however, that from and after the Effective Time (i) each such FCB Warrant assumed by EVBS may be exercised solely to purchase EVBS Shares; (ii) the number of EVBS Shares purchasable upon exercise of such FCB Warrant shall be equal to the number of shares of FCB Shares that were purchasable under such FCB Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iii) the per share exercise price under each such FCB Warrant shall be adjusted by dividing the per share exercise price of each such FCB Warrant by the Exchange Ratio, rounded up to the nearest cent. The terms of each FCB Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to EVBS Shares on or subsequent to the Effective Time.

Section 2.7 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of FCB Shares or FCB Series A Preferred Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, EVBS or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of FCB, EVBS, the Exchange Agent, nor any other Person acting on their behalf shall be liable to a holder of FCB Shares or FCB Series A Preferred Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF FCB

FCB has delivered to EVBS schedules (the “Disclosure Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in a provision hereof, or as an exception to one or more representations or warranties contained in Article 3 or the covenants and agreements in Section 5.1(c)(i) or Section 5.1(c)(iii). Except for the exceptions listed in the sections of the Disclosure Schedules that correspond to the Sections in this Article 3, FCB hereby represents and warrants to EVBS as of the date hereof and thereafter as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 3.1 Corporate Organization.

(a) Organization and Related Matters of FCB.

(i) FCB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. FCB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and FCB is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by FCB, or the character or location of the properties and assets owned or leased by FCB makes such licensing or qualification necessary. FCB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of FCB and the Bylaws of FCB, each as amended to the date hereof, have been made available to EVBS.

(ii) FCB has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of FCB on a consolidated basis.

(iii) Disclosure Schedule 3.1(a)(iii) lists each Subsidiary together with the jurisdiction of organization of each such Subsidiary. Each Subsidiary is in compliance in all material respects with all rules and regulations promulgated by any relevant Regulatory Authority. (A) FCB owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of the Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, and (E) all the equity securities of each Subsidiary held by FCB or its Subsidiaries are fully paid and nonassessable and are owned by FCB or its Subsidiaries free and clear of any liens.

(iv) FCB does not own any capital stock of any Person, or have any direct or indirect interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(a)(iv). Disclosure Schedule 3.1(a)(iv) lists the owner(s) and percentage ownership (direct or indirect) of each subsidiary, partnership or joint venture disclosed thereon.

(v) The minute books of FCB contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

(b) Organization and Related Matters of First Capital Bank.

(i) First Capital Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. First Capital Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and First Capital Bank is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by First Capital Bank, or the character or location or the properties and assets owned or leased by First Capital Bank make such licensing or qualification necessary. True and correct copies of the Articles of Incorporation and Bylaws of First Capital Bank, as each may be amended to the date hereof, have been made available to EVBS.

(ii) First Capital Bank has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted.

(iii) First Capital Bank does not own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(b)(iii). Disclosure Schedule 3.1(b)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

(iv) First Capital Bank is an “insured bank” as defined in the Act and applicable regulations thereunder and its deposits are insured to the fullest extent allowed by law by the Deposit Insurance Fund of the FDIC.

(v) First Capital Bank is a member of the Federal Reserve System.

(vi) The minute books of First Capital Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Board of Directors (including all committees thereof).

(c) Organization and Related Matters of FCB’s other Subsidiaries.

(i) Each of FCB’s Subsidiaries is a corporation, limited liability company, limited company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of FCB’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(ii) Each of FCB’s Subsidiaries has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business.

(iii) None of FCB’s Subsidiaries own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(c)(iii). Disclosure Schedule 3.1(c)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

(iv) The minute books of each of each of FCB’s Subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

Section 3.2 Capitalization. The authorized capital stock of FCB consists of (i) 5,000,000 FCB Shares, of which             FCB Shares were issued and outstanding as of December 31, 2008, and (ii) 2,000,000 shares of FCB Preferred Stock, of which no shares of FCB Preferred Stock were issued and outstanding as of the date hereof. No FCB Shares or FCB Preferred Stock have been issued since December 31, 2008 except FCB Shares issued pursuant to the FCB Stock Option Plan. All of the issued and outstanding FCB Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any FCB Shares or FCB Preferred Stock, or any securities or rights convertible into or exchangeable for FCB Shares or FCB Preferred Stock, except for options to purchase             FCB Shares (which are described in more detail in Disclosure Schedule 3.2). Except for the holders of FCB Preferred Stock, if any, shareholders of FCB are not entitled to appraisal rights under Sections 13.1-729 through 13.1-741 of the Virginia Code, as amended, or under any other applicable law in connection with the Merger.

Section 3.3 Financial Statements, Condition and Reports.

(a) FCB has made available to EVBS copies of the consolidated financial statements of FCB as of and for the years ended December 31, 2006, 2007, 2008, and for the fiscal quarters ended March 31, 2008, July 30, 2008 and September 30, 2008 and FCB will make available to EVBS, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of FCB, the consolidated financial statements of FCB as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of FCB”).

(b) Each of the Financial Statements of FCB (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of FCB have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of FCB (including the related notes) fairly presents or will fairly present the consolidated financial position of FCB as of the respective dates thereof and fairly presents or will fairly present the results of operations of FCB for the respective periods therein set forth.

(c) Since December 31, 2008, neither FCB nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of FCB on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of FCB or reflected in the notes thereto, or (ii) which were incurred after December 31, 2008 in the ordinary course of business consistent with past practices. Since December 31, 2008, and except for the matters described in (i) and (ii) above, neither FCB nor any of its Subsidiaries has incurred or paid any obligation or liability which would be material to the Condition of FCB on a consolidated basis.

(d) Each of the consolidated reports of condition and income for the years ending December 31, 2008, 2007 and 2006 and for the quarters ending March 31, 2008, June 30, 2008, and September 30, 2008, that FCB and each of its Subsidiaries has filed with the appropriate Regulatory Authority, fairly present the financial position, results of operation, changes in stockholder’s equity and changes in cash flows, as the case may be for the periods to which they relate, in each case in accordance with the FFIEC instructions applicable to such reports.

(e) Since January 1, 2006, FCB and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that was required to be filed with (i) the Federal Reserve, (ii) the FDIC and (iii) any other Regulatory Authority with jurisdiction over FCB and each of its Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed, and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) FCB’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2008, 2007 and 2006, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2008 under the Securities Act of 1933 (“Securities Act”), or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”), in the form filed or to be filed (collectively, the “FCB SEC Documents”) with the Securities and Exchange Commission, as of the date filed, (A) complied or will comply in all material respects as to form with the application requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of the FCB SEC Documents have been made available to EVBS, to the extent not available on the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system.

Section 3.4 Loan Portfolio; Reserves; Mortgage Loan Buy-Backs. Except as set forth in Disclosure Schedule 3.4 and except for any changes hereafter made to the hereinafter described allowances or reserves pursuant to this Agreement, (i) all evidences of indebtedness reflected as assets in the Financial Statements of FCB and the Call Reports of First Capital Bank as of December 31, 2008 were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the allowances for possible loan losses shown on the Financial Statements of FCB and the Call Reports of First Capital Bank as of December 31, 2008 were, and the allowance for possible loan losses to be shown on the Financial Statements of FCB, and the Call Reports of First Capital Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of FCB or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); (iii) the reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the Financial Statements of FCB, and the Call Reports of First Capital Bank as of December 31, 2008 were, and the OREO Reserve to be shown on the Financial Statements of FCB and the Call Reports of First Capital Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of FCB and any of its Subsidiaries as of the dates thereof; (iv) the reserve for losses in respect of litigation (“Litigation Reserve”) shown on the Financial Statements of FCB, and the Call Reports of First Capital Bank as of December 31, 2008 was, and the Litigation Reserve to be shown on the Financial Statements of FCB and the Call Reports of First Capital Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to FCB or any of its Subsidiaries, as of the dates thereof, (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 3.3(b) and applicable regulatory requirements and guidelines. Disclosure Schedule 3.4.1 sets forth all one to four family residential mortgage loans originated on or after January 1, 2006 by FCB or any of its Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by FCB or any of its Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked FCB or any of its Subsidiaries to purchase back (but have not been purchased back).

Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, neither FCB nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by FCB or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned”, “other assets especially mentioned”, “special mention”, “credit risk assets”, “classified”, “criticized”, “watch list”, “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of FCB, First Capital Bank or any five percent (5%) shareholder of FCB or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to FCB or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.

Section 3.6 Authority; No Violation.

(a) FCB has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of FCB and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. By a unanimous vote, the Board of Directors of FCB has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement, the Plan of Merger and the transactions contemplated hereby be submitted to FCB’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of FCB is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by FCB and delivered by FCB (and assuming due authorization, execution and delivery by EVBS), will constitute a valid and binding obligation of FCB and will be enforceable against FCB in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) Except as set forth in Disclosure Schedule 3.6(b), neither the execution and delivery of this Agreement by FCB nor the consummation by FCB of the transactions contemplated hereby, nor compliance by FCB with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of FCB or any of its Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FCB or any of its Subsidiaries or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of FCB or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which FCB or any of its Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

Section 3.7 Consents and Approvals. Except for (i) the approval of the shareholders of FCB and the shareholders of EVBS pursuant to the joint proxy statement of FCB and EVBS relating to the Merger (the “Proxy Statement”); (ii) the Consents of the Regulatory Authorities; (iii) the filing of Articles of Merger in substantially in the form of Exhibit 1.1(a) (with the Plan of Merger) with the Commonwealth of Virginia; and (iv) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by FCB of this Agreement, and the consummation by FCB of the Merger and the other transactions contemplated hereby.

Section 3.8 Financial Advisors. Except for Davenport & Company LLC and Burke Capital Group, a Division of Morgan Keegan, neither FCB, any of its Subsidiaries, nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9 Absence of Certain Changes or Events. Except as set forth in Disclosure Schedule 3.9, since December 31, 2008, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of FCB Shares or FCB Preferred Stock; (ii) any change or any event involving a prospective change in the Condition of FCB or any of its Subsidiaries or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of FCB or any of its Subsidiaries taken as a whole; or (iii) any act or omission by FCB or its Subsidiaries prior to the date of this Agreement, which act or omission, if it occurred after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FCB provided in this Agreement, including, without limitation, Section 5.1 hereof.

Section 3.10 Legal Proceedings; etc. Except as set forth in Disclosure Schedule 3.10, neither FCB nor or any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of FCB, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against FCB or any of its Subsidiaries and, to the Knowledge of FCB, there is: no proceeding, claim, action or governmental investigation against FCB or any of its Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against FCB or any of its Subsidiaries; no default by FCB or any of its Subsidiaries under any contract or agreement to which FCB or any of its Subsidiaries is a party; and neither FCB nor or any of its Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of FCB or any of its Subsidiaries and neither FCB nor or any of its Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 3.11 Taxes and Tax Returns.

(a) FCB has made available to EVBS copies of the federal, state and local income tax returns of FCB and its Subsidiaries for the years 2006, 2007 and 2008 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as reflected in Disclosure Schedule 3.11, FCB and each of its Subsidiaries has duly filed (or obtained extensions to file) in correct form in all material respects all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and FCB and each of its Subsidiaries has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by it to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of FCB and each of its Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of FCB, and the Call Reports of First Capital Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither FCB nor any of its Subsidiaries is responsible for the taxes of any other Person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law. Neither FCB nor any of its Subsidiaries is a party to or bound by any tax allocation or tax sharing agreement.

(b) Except as disclosed in Disclosure Schedule 3.11, neither FCB nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of FCB and its Subsidiaries have been adequately provided for in the Financial Statements of FCB.

(c) Except as disclosed in Disclosure Schedule 3.11, neither FCB nor any of its Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

(d) There has not been an ownership change, as defined in Section 382(g) of the Code, of FCB or any of its Subsidiaries that occurred during or after any taxable period in which FCB or any of its Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of FCB or any of its Subsidiaries immediately preceding the date of this Agreement.

(e) (i) Proper and accurate amounts have been withheld by FCB and each of its Subsidiaries from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by FCB and each of its Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or provision therefor has been included by FCB in the Financial Statements of FCB.

(f) In the past five years, neither FCB nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(g) FCB has no Knowledge that any authority intends to assess any additional taxes for any period for which tax returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to FCB or any of its Subsidiaries. Neither FCB nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where FCB or its Subsidiaries have not filed tax returns) any (i) notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against FCB or any of its Subsidiaries.

(h) Neither FCB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date, except to the extent any such item is taken into account in its Financial Statements.

(i) Neither FCB nor any of its Subsidiaries has engaged in a “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

(j) Each of FCB and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code §6662.

Section 3.12 Employee Benefit Plans.

(a) Disclosure Schedule 3.12(a) sets forth a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employment, compensation, commission, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, split dollar life insurance, supplemental retirement, severance, change of control, loans or other benefit plans, agreements, programs, arrangements, or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by FCB or any of its Subsidiaries on behalf of current or former directors, officers or employees of FCB or any of its Subsidiaries (collectively, the “Benefit Plans”). FCB has, with respect to each Benefit Plan, delivered to EVBS true and complete copies of: (i) all current Benefit Plan texts and agreements and related trust agreements, annuity contracts, insurance contracts or other funding arrangements and any amendments thereto; (ii) the most recent summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) a written summary of any unwritten Benefit Plans; and (vii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation (“PBGC”)) since January 1, 2006).

(b) Neither FCB nor any of its Subsidiaries (and any pension plan maintained by any of them) has incurred any liability to the PBGC or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

(c) Neither FCB nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from a Multi-Employer Plan as such term is defined in Section 3(37) of ERISA during the six (6) years prior to the Effective Time, nor has any of them incurred any liability during such period due to the termination or reorganization of a Multi-Employer Plan.

(d) All Benefit Plans comply, in all material respects, in operation, administration and form, with the applicable provisions of ERISA and the Code that are applicable, or intended to be applicable, including, but not limited to, COBRA, HIPAA and any applicable, similar state law, to such “employee benefit plans.” The Benefit Plans that provide for payments of “nonqualified deferred compensation” (as defined in Section 409A(d)(1) of the Code comply in form or have been timely amended to comply in form with Section 409A of the Code and have been operated in compliance with Section 409A of the Code.

For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of the Subtitle B of title I of ERISA and any regulations thereunder, and “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996 and the Standards for Privacy of Individually Identifiable Health Information and the Security Standards for the Protection of Electronic Protected Health Information set forth in 45 CFR Parts 160 and 164.

(e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and/or Section 4975 of the Code and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by FCB or any of its Subsidiaries.

(f) All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued, if not yet due), and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA or the Code. No Benefit Plan which is a defined benefit “pension benefit plan” under ERISA has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Neither FCB nor any of its Subsidiaries have any material liability under any such plan that is not reflected in the Financial Statements of FCB.

(g) Except as described in Disclosure Schedule 3.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of FCB or any of its Subsidiaries under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

(h) There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan. No assets of FCB or any of its Subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(i) Each Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan has received a favorable determination opinion from the Internal Revenue Service. No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

(j) Except as described in Disclosure Schedule 3.12(j), no Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA, and no Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(k) Each “employee pension benefit plan”, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (“Top Hat Plan”). Each Top Hat Plan is in compliance with the filing requirement of 29 CFR §2520.104-23. Except as set forth in Disclosure Schedule 3.12(k), no assets of FCB are allocated to or held in a “rabbi trust” or similar funding vehicle.

(l) Except as set forth on Disclosure Schedule 3.12(l), no Benefit Plan provides benefits to any current or former employee of FCB or any of its Subsidiaries beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents). Any such plan may be amended or terminated at any time by unilateral action of FCB.

(m) FCB and its Subsidiaries have (i) made all bonus and commission payments to which they are committed to make to any Employee under any Benefit Plan (or otherwise) for calendar year 2008, and (ii) accrued all bonus and commission payments which they are committed to make to any Employee under any Benefit Plan (or otherwise) for calendar year 2009.

(n) No stock or other security issued by FCB has formed a material portion of the assets of any Benefit Plan.

(o) Any individual who performs services for FCB or its Subsidiaries (other than through a contract with any organization other than such individual) and who is not treated as an employee of FCB or any of its Subsidiaries for federal income tax purposes is not an employee for such purposes.

(p) All options issued under the FCB Stock Option Plan have an exercise price no less than the fair market value of the underlying FCB Shares on the date of grant.

Section 3.13 Title and Related Matters.

(a) Except as set forth in Disclosure Schedule 3.13(a), FCB and each of its Subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under its name on the Financial Statements of FCB or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2008), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of FCB or incurred in the ordinary course of business after December 31, 2008 and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.

(b) Except as set forth in Disclosure Schedule 3.13(b), all agreements pursuant to which FCB and each of its Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance. Except as set forth in Disclosure Schedule 3.13(b), FCB and each of its Subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

(c) Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by FCB and each of its Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by FCB and each of its Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14 Real Estate.

(a) Disclosure Schedule 3.14(a) identifies and sets forth the address for each parcel of real estate or interest therein owned, leased or subleased by FCB and each of its Subsidiaries or in which FCB or any of its Subsidiaries has any ownership or leasehold interest.

(b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sub-landlord and the landlord’s property manager (if any), under which FCB and each of its Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of FCB and its Subsidiaries.

(c) Neither FCB nor any of its Subsidiaries has violated, and is not currently in material violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d) As to each parcel of real property owned or used by FCB or any of its Subsidiaries, neither FCB nor any of its Subsidiaries has received notice of any pending or, to the Knowledge of FCB, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15 Environmental Matters.

(a) Each of FCB and its Subsidiaries, the Participation Facilities (as defined below) of FCB, and the Loan Properties of FCB (as defined below) are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance with all applicable federal, state and local laws, including common law, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials (as defined below) in the environment or workplace.

(b) There is no litigation or other proceeding pending or, to the Knowledge of FCB, threatened before any court, governmental agency or board or other forum in which FCB, its Subsidiaries or any Participation Facility of FCB has been or, with respect to any threatened litigation or other proceeding, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by FCB, its Subsidiaries or any Participation Facility of FCB.

(c) There is no litigation or other proceeding pending or, to the Knowledge of FCB, threatened before any court, governmental agency or board or other forum in which any Loan Property (or FCB or any of its Subsidiaries in respect of such Loan Property of FCB) has been or, with respect to any threatened litigation or other proceeding, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property of FCB.

(d) To the Knowledge of FCB, there is no reasonable basis for any litigation or other proceeding of a type described in Sections 3.15(b) or 3.15(c) of this Agreement.

(e) During the period of (i) ownership or operation by FCB or any of its Subsidiaries of any of its current properties, (ii) participation by FCB or any of its Subsidiaries in the management of any Participation Facility of FCB, or (iii) holding by FCB or any of its Subsidiaries of a security interest in any Loan Property of FCB, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility of FCB or Loan Property of FCB.

(f) To FCB’s Knowledge, prior to the period of (i) ownership or operation by FCB or any of its Subsidiaries, (ii) participation by FCB or any of its Subsidiaries in the management of any Participation Facility of FCB, or (iii) holding by FCB or any of its Subsidiaries of a security interest in any Loan Property of FCB there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility of FCB or Loan Property of FCB.

(g) Copies of any environmental reports in the possession of FCB or any of its Subsidiaries are described in Disclosure Schedule 3.15.

Section 3.16 Commitments and Contracts.

(a) Except as set forth in Disclosure Schedule 3.16, neither FCB nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by FCB or any of its Subsidiaries);

(ii) Any labor contract or agreement with any labor union;

(iii) Any contract covenants which limit the ability of FCB or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which FCB or any of its Subsidiaries may carry on their businesses (other than as may be required by law or applicable regulatory authorities);

(iv) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $50,000 or more; or

(v) Any other contract or agreement which would be required to be disclosed in reports filed by FCB or any of its Subsidiaries with the SEC, the FRB, the Bureau of Financial Institutions of the Virginia State Corporation Commission or the FDIC and which has not been so disclosed.

(b) Except as set forth in Disclosure Schedule 3.16(b), there is not, under any such agreement, lease or contract to which FCB or any of its Subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

Section 3.17 Regulatory and Tax Matters. Neither FCB nor any of its Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder, or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.18 Registration Obligations. Neither FCB nor any of its Subsidiaries is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act or any state securities laws.

Section 3.19 Insurance. FCB and each of its Subsidiaries is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of FCB and each of its Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which FCB and each of its Subsidiaries is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.19.

Section 3.20 Labor.

(a) No work stoppage involving FCB or any of its Subsidiaries is pending as of the date hereof or, to the Knowledge of FCB, threatened. Neither FCB nor any of its Subsidiaries is involved in, or, to the Knowledge of FCB, threatened with or affected by, any proceeding asserting that FCB or any of its Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding. No union represents or claims to represent any employees of FCB or any of its Subsidiaries and, to the Knowledge of FCB, no labor union is attempting to organize employees of FCB or any of its Subsidiaries.

(b) Set forth on Disclosure Schedule 3.20(b) is a true and complete list of all employees of FCB and each of its Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus arrangements, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employees.

(c) FCB and each of its Subsidiaries is in compliance in all material respects with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on Disclosure Schedule 3.20(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of FCB, there is not threatened any proceeding against or affecting FCB or any of its Subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting FCB or any of its Subsidiaries.

Section 3.21 Compliance with Laws. FCB and each of its Subsidiaries has conducted its business in compliance with all applicable federal, foreign, state and local laws, regulations and orders, and is in material compliance with such laws, regulations and orders. Except as disclosed in Disclosure Schedule 3.21, FCB and each of its Subsidiaries:

(a) is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business; and

(b) has not received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that FCB or any of its Subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any permit, (iii) requiring FCB or any of its Subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of FCB or any of its Subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

Section 3.22 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of FCB and each of its Subsidiaries at the time such deposits were entered into, (b) the loans listed on Disclosure Schedule 3.5, (c) the agreements listed on Disclosure Schedule 3.16, (d) obligations under employee benefit plans of FCB and its Subsidiaries set forth in Disclosure Schedule 3.12 and (e) the items described on Disclosure Schedule 3.22 and any loans or deposit agreements entered into in the ordinary course with customers of FCB and its Subsidiaries, there are no contracts with or commitments to present shareholders who own or owned more than one percent (1%) of FCB’s outstanding shares of common stock, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.23 Derivative Contracts. Neither FCB nor any of its Subsidiaries is a party to nor has any of them agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Disclosure Schedule 3.23.

Section 3.24 Deposits. Except as set forth on Disclosure Schedule 3.24, none of the deposits of FCB or any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of FCB or any of its Subsidiaries.

Section 3.25 Accounting Controls. FCB and each of its Subsidiaries has devised and maintained systems of internal accounting control that are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of FCB and each of its Subsidiaries (as appropriate); (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as FCB or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the properties and assets of FCB and each of its Subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of FCB and each of its Subsidiaries (as appropriate); and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.26 Proxy Materials. None of the information relating to FCB or any of its Subsidiaries to be included in the Proxy Statement which is to be mailed to the shareholders of FCB and EVBS in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meetings of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 3.27 Deposit Insurance. The deposit accounts of First Capital Bank are insured by the FDIC in accordance with the provisions of the Act; First Capital Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

Section 3.28 Intellectual Property.

(a) FCB Intangibles.

(i) Disclosure Schedule 3.28(a) lists and identifies all Intellectual Property (as defined below) that is directly owned by FCB or its Subsidiaries and that is material to FCB’s, or any of its Subsidiaries’, business, including, without limitation, the rights to any names used by FCB or its Subsidiaries (the “FCB Intangibles”) and, with respect to the foregoing, specifically identifies the owner and each material license, agreement, or other permission that FCB or its Subsidiaries have granted to any third party with respect to any of the FCB Intangibles.

(ii) FCB has made available to EVBS correct and complete copies of all patent, trademark, and copyright registrations, applications, and written licenses, agreements, and permissions (as any of the foregoing has been amended to date) and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of the FCB Intangibles.

(iii) With respect to the FCB Intangibles, and except as otherwise indicated in Disclosure Schedule 3.28(a):

(A)	FCB, or a Subsidiary of FCB, possesses all right, title, and interest in and to the FCB Intangibles free and clear of any security interest, lien, license, or other restriction and such FCB Intangibles are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(B)	no action is pending and, to the Knowledge of FCB, no action is threatened that challenges the legality, validity, enforceability, use, or ownership of the FCB Intangibles.

(b) Third Party Intellectual Property. Disclosure Schedule 3.28(b) lists and identifies any Intellectual Property licensed to FCB or any of its Subsidiaries by a third party (other than Intellectual Property licensed pursuant to shrink-wrap and similar agreements) that is material to FCB’s, or any Subsidiary of FCB’s, business (“Third Party Intellectual Property”) pursuant to a written license, sublicense, agreement or permission (each, a “FCB License”) and identifies the owner or licensor of the Third Party Intellectual Property. FCB has made available to EVBS correct and complete copies of each such FCB License. With respect to each item of Third Party Intellectual Property:

(i) each FCB License covering the item of Third Party Intellectual Property is an enforceable agreement of FCB or the Subsidiary who is a party thereto, and, to FCB’s Knowledge, is enforceable against the other parties thereto;

(ii) no party to a FCB License covering the item of Third Party Intellectual Property is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

(iii) no Action is pending or, to FCB’s Knowledge, is threatened that challenges the legality, validity, or enforceability of the underlying item of Third Party Intellectual Property.

(c) No Infringement. Except as set forth in Disclosure Schedule 3.28(c), the use or sale by FCB or any of its Subsidiaries of any products or services in FCB’s or one of its Subsidiaries’ businesses and use by FCB or any of its Subsidiaries of the Intellectual Property (including, without limitation, FCB Intangibles and Third Party Intellectual Property) does not materially interfere with, infringe on, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties and has not materially interfered with, infringed on, misappropriated or otherwise come into conflict with, any Intellectual Property rights of any third party and no activity of any third party materially infringes upon the rights of FCB or any Subsidiary of FCB with respect to any of the FCB Intangibles. Except as set forth in Disclosure Schedule 3.28(c), no action alleging or relating to any infringement of the rights of FCB or any Subsidiary of FCB or infringement of the rights of any third parties by FCB or any Subsidiary of FCB is currently pending or, to FCB’s Knowledge, threatened. To FCB’s Knowledge, no third party has materially interfered with, infringed upon or misappropriated any Intellectual Property rights of FCB or any of its Subsidiaries in the FCB Intangibles.

(d) Use of Third Party Intellectual Property. Each material item of Intellectual Property owned, licensed or used by FCB or any of its Subsidiaries immediately prior to the Effective Time hereunder will be owned or available for use by Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

Section 3.29 Antitakeover Provisions. FCB has taken all actions required to exempt FCB, this Agreement, the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 3.30 Communications with Shareholders. Disclosure Schedule 3.30 identifies and sets forth all correspondence between FCB and its shareholders since December 1, 2008.

Section 3.31 Claims under Insurance Policies. FCB has no Knowledge of any pending or threatened claim under its directors and officers’ insurance policy or fidelity bond coverage.

Section 3.32 Fairness Opinion. The Board of Directors of FCB has received an opinion from Davenport & Company, LLC dated as of the date that the FCB Board of Directors approved this Agreement stating that the Merger Consideration is fair, from a financial point of view, to the shareholders of FCB.

Section 3.33 Securities Portfolio and Investments. FCB has previously disclosed to EVBS a listing of all securities owned, of record or beneficially, by FCB or First Capital Bank as of December 31, 2008. All securities owned are held free and clear of all mortgages, liens, pledges, encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of FCB or First Capital Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which FCB or First Capital Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which FCB or First Capital Bank has “sold” or “purchased” securities under agreement to repurchase, FCB or First Capital Bank, as applicable, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by FCB or First Capital Bank, as the case may be, which is secured by such collateral.

Since December 31, 2008, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of FCB’s or First Capital Bank’s securities portfolio as a whole.

Section 3.34 Untrue Statements and Omissions. No representation or warranty contained in Article 3 of this Agreement or in the Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

EVBS

EVBS has delivered to FCB schedules (the “EVBS Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, or as an exception to one or more representations or warranties contained in Article 4 or the covenants and agreements in Section 5.17. Except for the exceptions listed in the sections of the EVBS Schedule that correspond to the Sections in this Article 4, EVBS hereby represents and warrants to FCB as follows as of the date hereof and thereafter as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 4.1 Corporate Organization.

(a) Organization and Related Matters of EVBS

(i) EVBS is a corporation duly organized, validly existing and in good standing under the laws of Virginia. EVBS has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and EVBS is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by EVBS, or the character or location of the properties and assets owned or leased by EVBS makes such licensing or qualification necessary. EVBS is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of EVBS and the Bylaws of EVBS, each as amended to the date hereof, have been made available to FCB.

(ii) EVBS has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of EVBS on a consolidated basis.

(iii) EVBS Schedule 4.1(a)(iii) lists each Subsidiary of EVBS together with the jurisdiction of organization of each such Subsidiary (“EVBS Subsidiaries”). Each EVBS Subsidiary is in compliance in all material respects with all rules and regulations promulgated by any relevant Regulatory Authority. (A) EVBS owns, directly or indirectly, all the issued and outstanding equity securities of each of the EVBS Subsidiaries, (B) no equity securities of any of the EVBS Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such EVBS Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such EVBS Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, and (E) all the equity securities of each EVBS Subsidiary held by EVBS or the EVBS Subsidiaries are fully paid and nonassessable and are owned by EVBS or the EVBS Subsidiaries free and clear of any liens.

(iv) EVBS does not own any capital stock of any Person, or have any direct or indirect interest in any partnership or joint venture except as set forth in EVBS Schedule 4.1(a)(iv). EVBS Schedule 4.1(a)(iv) lists the owner(s) and percentage ownership (direct or indirect) of each subsidiary, partnership or joint venture disclosed thereon.

(v) The minute books of EVBS contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Boards of Directors (including all committees thereof).

(b) Organization and Related Matters of EVB.

(i) EVB is a banking corporation duly organized, validly existing and in good standing under the laws of Virginia. EVB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and EVB is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by EVB, or the character or location or the properties and assets owned or leased by EVB make such licensing or qualification necessary. True and correct copies of the Articles of Incorporation and Bylaws of EVB, as each may be amended to the date hereof, have been made available to FCB.

(ii) EVB has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted.

(iii) EVB does not own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in EVBS Schedule 4.1(b)(iii). EVBS Schedule 4.1(b)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

(iv) EVB is an “insured bank” as defined in the Act and applicable regulations thereunder and its deposits are insured to the fullest extent allowed by law by the Deposit Insurance Fund of the FDIC.

(v) EVB is a member of the Federal Reserve System.

(vi) The minute books of EVB contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

(c) Organization and Related Matters of EVBS’s other Subsidiaries.

(i) Each of EVBS’s Subsidiaries is a corporation, limited liability company, limited company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of EVBS’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(ii) Each of EVBS’s Subsidiaries has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business.

(iii) None of EVBS’s Subsidiaries own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in EVBS Schedule 4.1(c)(iii). EVBS Schedule 4.1(c)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

(iv) The minute books of each of each of EVBS’s Subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

Section 4.2 Capitalization. The authorized capital stock of EVBS consists of 50,000,000 EVBS shares, of which 5,924,629 are issued and outstanding, and 10,000,000 shares of preferred stock, par value $2.00 per share, of which 24,000 Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“EVBS Series A Preferred Shares”) are issued and outstanding. All issued and outstanding EVBS Shares and EVBS Series A Preferred Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable. As of the date hereof, other than warrants to purchase 373,832 EVBS Shares (which are described in more detail in EVBS Schedule 4.2) and options to purchase 304,312 EVBS Shares (which are described in more detail in EVBS Schedule 4.2), there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any EVBS Shares or EVBS Series A Preferred Shares, or any securities or rights convertible into or exchangeable for EVBS Shares or EVBS Series A Preferred Shares.

Section 4.3 Financial Statements, Condition and Reports.

(a) EVBS has made available to FCB copies of the consolidated financial statements of EVBS as of and for the years ended December 31, 2006, 2007 and 2008 and EVBS will make available to FCB, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of EVBS, the consolidated financial statements of EVBS as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of EVBS”).

(b) Each of the Financial Statements of EVBS (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of EVBS have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of EVBS (including the related notes) fairly presents or will fairly present the consolidated financial position of EVBS as of the respective dates thereof and fairly presents or will fairly present the results of operations of EVBS for the respective periods therein set forth.

(c) Since December 31, 2008, neither EVBS nor any of the EVBS Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of EVBS on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of EVBS or reflected in the notes thereto, and (ii) which were incurred after December 31, 2008 in the ordinary course of business consistent with past practices. Since December 31, 2008, and except for the matters described in (i) and (ii) above, neither EVBS nor any of the EVBS Subsidiaries has incurred or paid any obligation or liability which would be material to the Condition of EVBS on a consolidated basis.

(d) Each of the consolidated reports of condition and income for the years ending December 31, 2008, 2007 and 2006 and for the quarters ending March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008, that EVBS and each of the EVBS Subsidiaries has filed with the appropriate Regulatory Authority, fairly present the financial position, results of operation, changes in stockholder’s equity and changes in cash flows, as the case may be of each such bank for the periods to which they relate, in each case in accordance with the FFIEC instructions applicable to such reports.

(e) Since January 1, 2006, EVBS and each of the EVBS Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that was required to be filed with (i) the Federal Reserve, (ii) the FDIC and (iii) any other Regulatory Authority with jurisdiction over EVBS and each of the EVBS Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed, and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) EVBS’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2008, 2007 and 2006, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of the EVBS Subsidiaries subsequent to December 31, 2008 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, in the form filed or to be filed (collectively, the “EVBS SEC Documents”) with the Securities and Exchange Commission, as of the date filed, (A) complied or will comply in all material respects as to form with the application requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of the EVBS SEC Documents have been made available to FCB, to the extent not available on the SEC’s EDGAR system.

Section 4.4 Loan Portfolio; Reserves; Mortgage Loan Buy-Backs. Except as set forth in EVBS Schedule 4.4 and except for any changes hereafter made to the hereinafter described allowances or reserves pursuant to this Agreement, (i) all evidences of indebtedness reflected as assets in the Financial Statements of EVBS and the Call Reports of EVB as of December 31, 2008 as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the allowances for possible loan losses shown on the Financial Statements of EVBS and the Call Reports of EVB as of December 31, 2008 were, and the allowance for possible loan losses to be shown on the Financial Statements of EVBS and the Call Reports of EVB as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of EVBS or any of the EVBS Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); (iii) the OREO Reserve shown on the Financial Statements of EVBS and the Call Reports of EVB as of December 31, 2008 were, and the OREO Reserve to be shown on the Financial Statements of EVBS and the Call Reports of EVB as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of EVBS and any of the EVBS Subsidiaries as of the dates thereof; (iv) the Litigation Reserve shown on the Financial Statements of EVBS and the Call Reports of EVB as of December 31, 2008 was, and the Litigation Reserve to be shown on the Financial Statements of EVBS and the Call Reports of EVB as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to EVBS or any of the EVBS Subsidiaries, as of the dates thereof, (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 4.3(b) and applicable regulatory requirements and guidelines. EVBS Schedule 4.4.1 sets forth all one to four family residential mortgage loans originated on or after January 1, 2006 by EVBS or any of the EVBS Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by EVBS or any of the EVBS Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked EVBS or any of the EVBS Subsidiaries to purchase back (but have not been purchased back).

Section 4.5 Certain Loans and Related Matters. Except as set forth in EVBS Schedule 4.5, neither EVBS nor any of the EVBS Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by EVBS or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned”, “other assets especially mentioned”, “special mention”, “credit risk assets”, “classified”, “criticized”, “watch list”, “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of EVBS, EVB or any five percent (5%) shareholder of EVBS or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to EVBS or any of the EVBS Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.

Section 4.6 Authority; No Violation.

(a) EVBS has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of EVBS and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. By a unanimous vote, the Board of Directors of EVBS has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement, the Plan of Merger and the transactions contemplated hereby be submitted to EVBS’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of EVBS is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by EVBS and delivered by EVBS (and assuming due authorization, execution and delivery by EVBS), will constitute a valid and binding obligation of EVBS and will be enforceable against EVBS in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) Except as set forth in EVBS Schedule 4.6(b), neither the execution and delivery of this Agreement by EVBS nor the consummation by EVBS of the transactions contemplated hereby, nor compliance by EVBS with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of EVBS or any of the EVBS Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EVBS or any of the EVBS Subsidiaries or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of EVBS or any of the EVBS Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which EVBS or any of the EVBS Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

Section 4.7 Consents and Approvals. Except for (i) the approval of the shareholders of EVBS and the shareholders of FCB pursuant to the Proxy Statement; (ii) the Consents of the Regulatory Authorities; (iii) the filing of Articles of Merger in substantially in the form of Exhibit 1.1(a) (with the Plan of Merger) with the Commonwealth of Virginia; and (iv) as set forth in EVBS Schedule 4.7, no Consents of any person are necessary in connection with the execution and delivery by EVBS of this Agreement, and the consummation by EVBS of the Merger and the other transactions contemplated hereby.

Section 4.8 Financial Advisors. Except for Keefe Bruyette & Woods, neither EVBS, any of the EVBS Subsidiaries, nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.9 Absence of Certain Changes or Events. Except as set forth in EVBS Schedule 4.9, since December 31, 2008, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of EVBS Shares, or EVBS Preferred Stock; (ii) any change or any event involving a prospective change in the Condition of EVBS or any of the EVBS Subsidiaries or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of EVBS or any of the EVBS Subsidiaries taken as a whole; or (ii) any act or omission by EVBS or the EVBS Subsidiaries prior to the date of this Agreement, which act or omission, if it occurred after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of EVBS provided in this Agreement, including, without limitation, Section 5.17 hereof.

Section 4.10 Legal Proceedings, etc. Except as set forth in EVBS Schedule 4.10, neither EVBS nor or any of the EVBS Subsidiaries is a party to any, and there are no pending or, to the Knowledge of EVBS, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against EVBS or any of the EVBS Subsidiaries and, to the Knowledge of EVBS, there is: no proceeding, claim, action or governmental investigation against EVBS or any of the EVBS Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against EVBS or any of the EVBS Subsidiaries; no default by EVBS or any of the EVBS Subsidiaries under any contract or agreement to which EVBS or any of the EVBS Subsidiaries is a party; and neither EVBS nor or any of the EVBS Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of EVBS or any of the EVBS Subsidiaries and neither EVBS nor or any of the EVBS Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 4.11 Taxes and Tax Returns.

(a) EVBS has made available to FCB copies of the federal, state and local income tax returns of EVBS and the EVBS Subsidiaries for the years 2006, 2007 and 2008 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as reflected in EVBS Schedule 4.11, EVBS and each of the EVBS Subsidiaries has duly filed (or obtained extensions to file) in correct form in all material respects all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and EVBS and each of the EVBS Subsidiaries has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by it to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of EVBS and each of the EVBS Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of EVBS, and the Call Reports of EVBS, are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither EVBS nor any of the EVBS Subsidiaries is responsible for the taxes of any other Person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law. Neither EVBS nor any of the EVBS Subsidiaries is a party to or bound by any tax allocation or tax sharing agreement.

(b) Except as disclosed in EVBS Schedule 4.11, neither EVBS nor any of the EVBS Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of EVBS and the EVBS Subsidiaries have been adequately provided for in the Financial Statements of EVBS.

(c) Except as disclosed in EVBS Schedule 4.11, neither EVBS nor any of the EVBS Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

(d) There has not been an ownership change, as defined in Section 382(g) of the Code, of EVBS or any of the EVBS Subsidiaries that occurred during or after any taxable period in which EVBS or any of the EVBS Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of EVBS or any of the EVBS Subsidiaries immediately preceding the date of this Agreement.

(e) (i) Proper and accurate amounts have been withheld by EVBS and each of the EVBS Subsidiaries from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by EVBS and each of the EVBS Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or provision therefor has been included by EVBS in the Financial Statements of EVBS.

(f) In the past five years, neither EVBS nor any of the EVBS Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(g) EVBS has no Knowledge that any authority intends to assess any additional taxes for any period for which tax returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to EVBS or any of the EVBS Subsidiaries. Neither EVBS nor any of the EVBS Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where EVBS or the EVBS Subsidiaries have not filed tax returns) any (i) notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against EVBS or any of the EVBS Subsidiaries.

(h) Neither EVBS nor any of the EVBS Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date, except to the extent any such item is taken into account in its Financial Statements.

(i) Neither EVBS nor any of the EVBS Subsidiaries has engaged in a “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

(j) Each of EVBS and the EVBS Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code §6662.

Section 4.12 Employee Benefit Plans.

(a) EVBS Schedule 4.12(a) sets forth a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of the ERISA, and all Benefit Plans which are provided, maintained, contributed to or sponsored by EVBS or any of the EVBS Subsidiaries on behalf of current or former directors, officers or employees of EVBS or any of the EVBS Subsidiaries. EVBS has, with respect to each Benefit Plan, delivered to EVBS true and complete copies of: (i) all current Benefit Plan texts and agreements and related trust agreements, annuity contracts insurance contracts or other funding arrangements and any amendments thereto; (ii) the most recent summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) a written summary of any unwritten Benefit Plans; and (vii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the PBGC since January 1, 2006).

(b) Neither EVBS nor any of the EVBS Subsidiaries (and any pension plan maintained by any of them) has incurred any liability to the PBGC or the Internal Revenue

Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

(c) Neither EVBS nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from a Multi-Employer Plan (as such term is defined in Section 3(37) of ERISA) during the six (6) years prior to the Effective Time, nor has any of them incurred any liability during such period due to the termination or reorganization of a Multi-Employer Plan.

(d) All Benefit Plans comply, in all material respects, in operation, administration and form, with the applicable provisions of ERISA and the Code that are applicable, or intended to be applicable, including, but not limited to, COBRA, HIPAA and any applicable, similar state law, to such “employee benefit plans.” The Benefit Plans that provide for payments of “nonqualified deferred compensation” (as defined in Section 409(A)(d)(1) of the Code comply in form or have been timely amended to comply in form with Section 409(A) of the Code and have been operated in compliance with Section 409(A) of the Code.

(e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and/or Section 4975 of the Code and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by EVBS or any of the EVBS Subsidiaries.

(f) All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued, if not yet due), and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA or the Code. No Benefit Plan which is a defined benefit “pension benefit plan” under ERISA has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Neither EVBS nor any of the EVBS Subsidiaries have any material liability under any such plan that is not reflected in the Financial Statements of EVBS.

(g) Except as described in EVBS Schedule 4.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of EVBS or any of the EVBS Subsidiaries under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

(h) There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan. No assets of EVBS or any of the EVBS Subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(i) Each Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan has received a favorable determination opinion from the Internal Revenue Service. No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

(j) Except as described in EVBS Schedule 4.12(j), no Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA, and no Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(k) Each “employee pension benefit plan”, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as a Top Hat Plan. Each Top Hat Plan is in compliance with the filing requirement of 29 CFR §2520.104-23. Except as set forth in EVBS Schedule 4.12(k), no assets of EVBS are allocated to or held in a “rabbi trust” or similar funding vehicle.

(l) Except as set forth on EVBS Schedule 4.12(l), no Benefit Plan provides benefits to any current or former employee of EVBS or any of the EVBS Subsidiaries beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents). Any such plan may be amended or terminated at any time by unilateral action of EVBS.

(m) EVBS and the EVBS Subsidiaries have (i) made all bonus and commission payments to which they are committed to make to any Employee under any Benefit Plan (or otherwise) for calendar year 2008, and (ii) accrued all bonus and commission payments which they are committed to make to any Employee under any Benefit Plan (or otherwise) for calendar year 2009.

(n) No stock or other security issued by EVBS has formed a material portion of the assets of any Benefit Plan.

(o) Any individual who performs services for EVBS or its Subsidiaries (other than through a contract with any organization other than such individual) and who is not treated as an employee of EVBS or any of its Subsidiaries for federal income tax purposes is not an employee for such purposes.

(p) All options issued under EVBS stock option plans have an exercise price no less than the fair market value of the underlying EVBS Shares on the date of grant.

Section 4.13 Title and Related Matters.

(a) Except as set forth in EVBS Schedule 4.13(a), EVBS and each of the EVBS Subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under its name on the Financial Statements of EVBS or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2008), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of EVBS or incurred in the ordinary course of business after December 31, 2008 and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.

(b) Except as set forth in EVBS Schedule 4.13(b), all agreements pursuant to which EVBS and each of the EVBS Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance. Except as set forth in EVBS Schedule 4.13(b), EVBS and each of the EVBS Subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

(c) Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by EVBS and each of the EVBS Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by EVBS and each of the EVBS Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 4.14 Real Estate.

(a) EVBS Schedule 4.14(a) identifies and sets forth the address for each parcel of real estate or interest therein owned, leased or subleased by EVBS and each of the EVBS Subsidiaries or in which EVBS or any of the EVBS Subsidiaries has any ownership or leasehold interest.

(b) EVBS Schedule 4.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sub-landlord and the landlord’s property manager (if any), under which EVBS and each of the EVBS Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of EVBS and the EVBS Subsidiaries.

(c) Neither EVBS nor any of the EVBS Subsidiaries has violated, and is not currently in material violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in EVBS Schedules 4.14(a) and 4.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d) As to each parcel of real property owned or used by EVBS or any of the EVBS Subsidiaries, neither EVBS nor any of the EVBS Subsidiaries has received notice of any pending or, to the Knowledge of EVBS, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 4.15 Environmental Matters.

(a) Each of EVBS and the EVBS Subsidiaries, the Participation Facilities of EVBS, and the Loan Properties of EVBS are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance with all applicable federal, state and local laws, including common law, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials in the environment or workplace.

(b) There is no litigation or other proceeding pending or, to the Knowledge of EVBS, threatened before any court, governmental agency or board or other forum in which EVBS, the EVBS Subsidiaries or any Participation Facility of EVBS has been or, with respect to any threatened litigation or other proceeding, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a site owned, leased or operated by EVBS, the EVBS Subsidiaries or any Participation Facility of EVBS.

(c) There is no litigation or other proceeding pending or, to the Knowledge of EVBS, threatened before any court, governmental agency or board or other forum in which any Loan Property of EVBS (or EVBS or any of the EVBS Subsidiaries in respect of such Loan Property) has been or, with respect to any threatened litigation or other proceeding, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property of EVBS.

(d) To the Knowledge of EVBS, there is no reasonable basis for any litigation or other proceeding of a type described in Sections 4.15(b) or 4.15(c) of this Agreement.

(e) During the period of (i) ownership or operation by EVBS or any of the EVBS Subsidiaries of any of its current properties, (ii) participation by EVBS or any of the EVBS Subsidiaries in the management of any Participation Facility of EVBS, or (iii) holding by EVBS or any of the EVBS Subsidiaries of a security interest in any Loan Property of EVBS, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility of EVBS or Loan Property of EVBS.

(f) To EVBS’s Knowledge, prior to the period of (i) ownership or operation by EVBS or any of the EVBS Subsidiaries, (ii) participation by EVBS or any of the EVBS Subsidiaries in the management of any Participation Facility of EVBS, or (iii) holding by EVBS or any of the EVBS Subsidiaries of a security interest in any Loan Property of EVBS there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility of EVBS or Loan Property of EVBS.

(g) Copies of any environmental reports in the possession of EVBS or any of the EVBS Subsidiaries are described in EVBS Schedule 4.15.

Section 4.16 Commitments and Contracts.

(a) Except as set forth in EVBS Schedule 4.16, neither RHB nor any of the EVBS Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by EVBS or any of the EVBS Subsidiaries);

(ii) Any labor contract or agreement with any labor union;

(iii) Any contract covenants which limit the ability of EVBS or any of the EVBS Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which EVBS or any of the EVBS Subsidiaries may carry on their businesses (other than as may be required by law or applicable regulatory authorities);

(iv) Any lease (other than real estate leases described on EVBS Schedule 4.14(b)) or other agreements or contracts with annual payments aggregating $50,000 or more; or

(v) Any other contract or agreement which would be required to be disclosed in reports filed by EVBS or any of the EVBS Subsidiaries with the SEC, the Bureau of Financial Institutions of the Virginia State Corporation Commission or the FDIC and which has not been so disclosed.

(b) Except as set forth in EVBS Schedule 4.16(b), there is not, under any such agreement, lease or contract to which EVBS or any of the Subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

Section 4.17 Regulatory and Tax Matters. Neither EVBS nor any of the EVBS Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder, or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.18 Registration Obligations. Neither EVBS nor any of the EVBS Subsidiaries is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act or any state securities laws.

Section 4.19 Insurance. EVBS and each of the EVBS Subsidiaries is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of EVBS and each of the EVBS Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which EVBS and each of the EVBS Subsidiaries is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in EVBS Schedule 4.19.

Section 4.20 Labor.

(a) No work stoppage involving EVBS or any of the EVBS Subsidiaries is pending as of the date hereof or, to the Knowledge of EVBS, threatened. Neither EVBS nor any of the EVBS Subsidiaries is involved in, or, to the Knowledge of EVBS, threatened with or affected by, any proceeding asserting that EVBS or any of the EVBS Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding. No union represents or claims to represent any employees of EVBS or any of the EVBS Subsidiaries and, to the Knowledge of EVBS, no labor union is attempting to organize employees of EVBS or any of the EVBS Subsidiaries.

(b) Set forth on EVBS Schedule 4.20(b) is a true and complete list of all employees of EVBS and each of the EVBS Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus arrangements, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employees.

(c) EVBS and each of the EVBS Subsidiaries is in compliance in all material respects with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on EVBS Schedule 4.20(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of EVBS, there is not threatened any proceeding against or affecting EVBS or any of the EVBS Subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting EVBS or any of the EVBS Subsidiaries.

Section 4.21 Compliance with Laws. EVBS and each of the EVBS Subsidiaries has conducted its business in material compliance with all applicable federal, foreign, state and local laws, regulations and orders, and is in material compliance with such laws, regulations and orders. Except as disclosed in EVBS Schedule 4.21, EVBS and each of the EVBS Subsidiaries:

(a) is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business; and

(b) has not received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that EVBS or any of the EVBS Subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any permit, (iii) requiring EVBS or any of the EVBS Subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of EVBS or any of the EVBS Subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

Section 4.22 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of EVBS and each of the EVBS Subsidiaries at the time such deposits were entered into, (b) the loans listed on EVBS Schedule 4.5, (c) the agreements listed on EVBS Schedule 4.16, (d) obligations under employee benefit plans of EVBS and the EVBS Subsidiaries set forth in EVBS Schedule 4.12 and (e) the items described on EVBS Schedule 4.22 and any loans or deposit agreements entered into in the ordinary course with customers of EVBS and the EVBS Subsidiaries, there are no contracts with or commitments to present shareholders who own or owned more than one percent (1%) of EVBS’s outstanding shares of common stock, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 4.23 Derivative Contracts. Neither EVBS nor any of the EVBS Subsidiaries is a party to nor has any of them agreed to enter into any Derivative Contract, except for those Derivative Contracts set forth in EVBS Schedule 4.23.

Section 4.24 Deposits. Except as set forth on EVBS Schedule 4.24, none of the deposits of EVBS or any of the EVBS Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of EVBS or any of the EVBS Subsidiaries.

Section 4.25 Accounting Controls. EVBS and each of the EVBS Subsidiaries has devised and maintained systems of internal accounting control that are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of EVBS and each of the EVBS Subsidiaries (as appropriate); (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as EVBS or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the properties and assets of EVBS and each of the EVBS Subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of EVBS and each of the EVBS Subsidiaries (as appropriate); and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 4.26 Proxy Materials. None of the information relating to EVBS or any of the EVBS Subsidiaries to be included in the Proxy Statement which is to be mailed to the shareholders of FCB and EVBS in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meetings of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 4.27 Deposit Insurance. The deposit accounts of EVB are insured by the FDIC in accordance with the provisions of the Act; EVB has paid all regular premiums and special assessments and filed all reports required under the Act.

Section 4.28 Intellectual Property.

(a) EVBS Intangibles.

(i) EVBS Schedule 4.28(a) lists and identifies all Intellectual Property that is directly owned by EVBS or the EVBS Subsidiaries and that is material to EVBS’s,

or any of the EVBS Subsidiaries’, business, including, without limitation, the rights to any names used by EVBS or the EVBS Subsidiaries (the “EVBS Intangibles”) and, with respect to the foregoing, specifically identifies the owner and each material license, agreement, or other permission that EVBS or the EVBS Subsidiaries have granted to any third party with respect to any of the EVBS Intangibles.

(ii) EVBS has made available to FCB correct and complete copies of all patent, trademark, and copyright registrations, applications, and written licenses, agreements, and permissions (as any of the foregoing has been amended to date) and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of the EVBS Intangibles.

(iii) With respect to the EVBS Intangibles, and except as otherwise indicated in EVBS Schedule 4.28(a):

(A)	EVBS, or a Subsidiary of EVBS, possesses all right, title, and interest in and to the EVBS Intangibles free and clear of any security interest, lien, license, or other restriction and such EVBS Intangibles are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(B)	no action is pending and, to the Knowledge of EVBS, no action is threatened that challenges the legality, validity, enforceability, use, or ownership of the EVBS Intangibles.

(b) EVBS Third Party Intellectual Property. EVBS Schedule 4.28(b) lists and identifies any Intellectual Property licensed to EVBS or any of the EVBS Subsidiaries by a third party (other than Intellectual Property licensed pursuant to shrink-wrap and similar agreements) that is material to EVBS’s, or any Subsidiary of EVBS’s, business (“EVBS Third Party Intellectual Property”) pursuant to a written license, sublicense, agreement or permission (each, a “EVBS License”) and identifies the owner or licensor of the EVBS Third Party Intellectual Property. EVBS has made available to EVBS correct and complete copies of each such EVBS License. With respect to each item of EVBS Third Party Intellectual Property:

(i) each EVBS License covering the item of EVBS Third Party Intellectual Property is an enforceable agreement of EVBS or the Subsidiary who is a party thereto, and, to EVBS’s Knowledge, is enforceable against the other parties thereto;

(ii) no party to a EVBS License covering the item of EVBS Third Party Intellectual Property is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

(iii) no Action is pending or, to EVBS’s Knowledge, is threatened that challenges the legality, validity, or enforceability of the underlying item of EVBS Third Party Intellectual Property.

(c) No Infringement. Except as set forth in EVBS Schedule 4.28(c), the use or sale by EVBS or any of the EVBS Subsidiaries of any products or services in EVBS’s or one of the EVBS Subsidiaries’ businesses and use by EVBS or any of the EVBS Subsidiaries of the Intellectual Property (including, without limitation, EVBS Intangibles and EVBS Third Party Intellectual Property) does not materially interfere with, infringe on, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties and has not materially interfered with, infringed on, misappropriated or otherwise come into conflict with, any Intellectual Property rights of any third party and no activity of any third party materially infringes upon the rights of EVBS or any Subsidiary of EVBS with respect to any of the EVBS Intangibles. Except as set forth in EVBS Schedule 4.28(c), no action alleging or relating to any infringement of the rights of EVBS or any Subsidiary of EVBS or infringement of the rights of any third parties by EVBS or any Subsidiary of EVBS is currently pending or, to EVBS’s Knowledge, threatened. To EVBS’s Knowledge, no third party has materially interfered with, infringed upon or misappropriated any Intellectual Property rights of EVBS or any of the EVBS Subsidiaries in the EVBS Intangibles.

(d) Use of EVBS Third Party Intellectual Property. Each material item of Intellectual Property owned, licensed or used by EVBS or any of the EVBS Subsidiaries immediately prior to the Effective Time hereunder will be owned or available for use by Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

Section 4.29 Antitakeover Provisions. EVBS has taken all actions required to exempt EVBS, this Agreement, the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 4.30 Communications with Shareholders. EVBS Schedule 4.30 identifies and sets forth all correspondence between EVBS and its shareholders since December 1, 2008.

Section 4.31 Claims under Insurance Policies. EVBS has no Knowledge of any pending or threatened claim under its directors and officers’ insurance policy or fidelity bond coverage.

Section 4.32 Fairness Opinion. The Board of Directors of EVBS has received an opinion from Keefe Bruyette & Woods dated as of the date that the EVBS Board of Directors approved this Agreement stating that the Merger Consideration is fair, from a financial point of view, to EVBS.

Section 4.33 Securities Portfolio and Investments. EVBS has previously disclosed to FCB a listing of all securities owned, of record or beneficially, by EVBS or EVB as of December 31, 2008. All securities owned are held free and clear of all mortgages, liens, pledges, encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of EVBS or EVB to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which EVBS or EVB is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which EVBS or EVB has “sold” or “purchased” securities under agreement to repurchase, EVBS or EVB as applicable, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by EVBS or EVB, as the case may be, which is secured by such collateral.

Since December 31, 2008, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of EVBS’s or EVB’s securities portfolio as a whole. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that it shall not constitute a breach of the representations and warranties of EVBS hereunder if items disclosed as investments in unrealized loss positions that are temporarily impaired in the December 31, 2008 Financial Statements of EVBS become other than temporary impairments and the corresponding unrealized losses are realized.

Section 4.34 Untrue Statements and Omissions. No representation or warranty contained in Article 4 of this Agreement or in the EVBS Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of the Business of FCB.

(a) During the period from the date of this Agreement to the Effective Time of the Merger, FCB and each of its Subsidiaries shall, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact for itself and for EVBS its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees (except to the extent that the pending Merger encourages officers or employees to leave) and (iii) except as required by law or regulation, take no action which would adversely affect or materially delay the ability of FCB, its Subsidiaries or EVBS to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither FCB nor any of its Subsidiaries shall without the prior written consent of EVBS, which consent shall not be unreasonably withheld:

(i) Notwithstanding anything herein to the contrary, (A) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth herein not being satisfied, except as may be required by applicable law or regulation.

(ii) Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except for repurchases and other acquisitions of shares of its common stock made pursuant to any plan exempt pursuant to Regulation M, as promulgated by the SEC, or to any stock repurchase program announced prior to the date of this Agreement, or any extension of renewal thereof, in accordance with Rule 10b-18 and Regulation M, each as promulgated by the SEC.

(iii) change, delete or add any provision of or to its Articles of Incorporation or Bylaws.

(iv) except for the issuance of (i) up to 10,958 FCB Series A Preferred Shares to the United States Treasury, (ii) FCB Warrants convertible to up to 250,947 FCB Shares to the United States Treasury and (ii) FCB Shares pursuant to the terms of the FCB Stock Options, change the number of shares of the authorized, issued or outstanding capital stock of FCB, whether preferred or common, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of FCB, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of FCB (except dividends payable with respect to FCB Series A Preferred Shares held by the United States Treasury).

(v) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice.

(vi) acquire the assets or equity securities of any Person or acquire direct or indirect control of any Person, other than in connection with (A) any internal reorganization or consolidation involving existing FCB subsidiaries which has been approved in advance in writing by EVBS or (B) foreclosures in the ordinary course of business.

(vii) enter into any business other than the types of businesses conducted by FCB and its Subsidiaries as of the date hereof.

(viii) Agree or commit to do anything prohibited by Section 5.1(a) or this Section 5.1(b).

(c) During the period from the date of this Agreement to the Effective Time of the Merger, without first consulting with EVBS neither FCB nor any of its Subsidiaries shall:

(i) make any capital expenditures individually in excess of $10,000, or in the aggregate in excess of $50,000 except as disclosed in Disclosure Schedule 5.1(c)(i) and other than expenditures necessary to maintain existing assets in good repair;

(ii) except for residential real property owned by and reflected on the books of FCB and its Subsidiaries as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(iii) except as disclosed in Disclosure Schedule 5.1(b)(iii), pay any bonuses to any employees; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increase in fees or other increase in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

(iv) make any change in any tax or accounting methods or systems of internal accounting controls, except, without the review and prior written consent of EVBS;

(v) enter into or extend any material agreement, lease or license relating to real property, personal property, data processing or bankcard functions;

(vi) materially increase or decrease above or below the market rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with FCB’s and any of its Subsidiaries’ past practices;

(vii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7, Section 8.1 or Section 8.2 not being satisfied;

(viii) purchase or otherwise acquire (A) any investment securities other than debt securities issued by the U.S. Treasury or other U.S. governmental agencies, or (B) any Derivative Contract or any asset-backed security;

(ix) commence any cause of action or proceeding other than in accordance with past practice or settle or waive any right in connection with any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against FCB or any of its Subsidiaries for material money damages or restrictions upon any of their operations;

(x) amend or otherwise modify any agreement for FCB Stock Options, except as necessary to accelerate the vesting of unvested FCB Stock Options as of the Effective Time; or

(xi) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business, consistent with past practices and in a transaction that is not material to it.

Section 5.2 Current Information.

(a) During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, FCB will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of EVBS and to report the general status of the ongoing operations of FCB and its Subsidiaries. FCB will promptly notify EVBS if it discovers any material change in the normal course of business or the operations or the properties of FCB and its Subsidiaries any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting FCB or any of its Subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving FCB or any of its Subsidiaries, and will keep EVBS fully informed of such events. FCB will furnish to EVBS, promptly after the preparation and/or receipt by FCB thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to EVBS, be treated, for purposes of Section 3.3 hereof, as the Financial Statements of FCB and the Call Reports of First Capital Bank, respectively.

(b) During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, EVBS will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of FCB and to report the general status of the ongoing operations of EVBS and its Subsidiaries. EVBS will promptly notify FCB if it discovers any material change in the normal course of business or the operations or the properties of EVBS and its Subsidiaries any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting EVBS or any of its Subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving EVBS or any of its Subsidiaries, and will keep FCB fully informed of such events. EVBS will furnish to FCB, promptly after the preparation and/or receipt by EVBS thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to FCB, be treated, for purposes of Section 4.3 hereof, as between the Financial Statements of EVBS and the Call Reports of EVB, respectively.

Section 5.3 Access to Properties; Personnel and Records.

(a) FCB. For so long as this Agreement shall remain in effect, FCB shall permit EVBS or its agents full access, during normal business hours and upon reasonable notice, to the properties of FCB and its Subsidiaries and shall disclose and make available (together with the right to copy) to EVBS and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of FCB and its Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which EVBS may have a reasonable interest, and FCB shall use its best efforts to provide EVBS and its representatives access to the work papers of FCB’s accountants. FCB shall permit the Chief Executive Officer of EVBS or his designated representative to attend meetings of FCB’s board of directors, the board of directors of First Capital Bank, or any committee of either of them as an observer, except that the Chief Executive Officer of EVBS or his representative may not attend, unless otherwise permitted by FCB, any portion of such meeting during which this Agreement and the transactions contemplated hereby are discussed or where litigation involving FCB or its Subsidiaries is being discussed and counsel for FCB has advised FCB that the presence of EVBS representatives may jeopardize the attorney/client privilege. FCB shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment, would violate any fiduciary obligations or duties of the officers or directors of FCB or would violate any confidentiality agreement; provided that FCB shall cooperate with EVBS in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to EVBS shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by FCB.

(b) EVBS. For so long as this Agreement shall remain in effect, EVBS shall permit FCB or its agents full access, during normal business hours and upon reasonable notice, to the properties of EVBS and its Subsidiaries and shall disclose and make available (together with the right to copy) to FCB and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of EVBS and its Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which FCB may have a reasonable interest, and EVBS shall use its best efforts to provide FCB and its representatives access to the work papers of EVBS’s accountants. EVBS shall permit the Chief Executive Officer of FCB or his designated representative to attend meetings of EVBS’s board of directors, the board of directors of EVB or any committee of either of them as an observer, except that the Chief Executive Officer of FCB or his representative may not attend, unless otherwise permitted by EVBS, any portion of such meeting during which this Agreement and the transactions contemplated hereby are discussed or where litigation involving EVBS or its Subsidiaries is being discussed and counsel for EVBS has advised EVBS that the presence of FCB representatives may jeopardize the attorney/client privilege. EVBS shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment, would violate any fiduciary obligations or duties of the officers or directors of EVBS or would violate any confidentiality agreement; provided that EVBS shall cooperate with FCB in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to FCB shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by EVBS.

(c) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five (5) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof so that such other party may seek a protective order or other appropriate remedy, and provided further, in the event such other party is unable to obtain a protective order or such other remedy, the party that is subject to such legal requirement shall furnish only that portion of such information which it is advised by counsel is legally required and shall use best efforts to ensure that confidential treatment will be accorded such information. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

Section 5.4 Approval of Shareholders of FCB and EVBS.

(a) FCB Shareholders. FCB will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties (the “FCB Meeting”) for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable and the Board of Directors of FCB will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and FCB will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby; provided, however, that the Board of Directors of FCB will not be obligated to hold such meeting, make any such recommendation or use its best efforts to obtain such approval if such actions are taken after a decision to accept a Superior Proposal as permitted in Section 5.5.

(b) EVBS Shareholders. EVBS will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties (the “EVBS Meeting”) for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable and the Board of Directors of EVBS will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and EVBS will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(c) FCB and EVBS will jointly prepare the Proxy Statement to be mailed to, and used to solicit the votes of, the shareholders of FCB and the shareholders of EVBS in connection with the FCB Meeting and the EVBS Meeting. FCB and EVBS shall use their reasonable best efforts to hold the FCB Meeting and the EVBS Meeting on the same day.

Section 5.5 No Other Bids. For as long as this Agreement is in effect, except with respect to this Agreement and the transactions contemplated hereby, neither FCB, nor any of its Subsidiaries, nor any “affiliate” (as defined below) thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representative”) retained by FCB shall directly or indirectly initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “takeover proposal” (as defined below) by any other party. FCB shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. Neither FCB nor any affiliate or representative thereof shall furnish any non-public information or negotiate or enter into any agreement or contract with respect to any takeover proposal, and shall direct and use its reasonable efforts to cause its affiliates or representatives not to engage in any of the foregoing, but FCB may furnish such non-public information and negotiate and enter into an agreement or contract with respect to an unsolicited takeover proposal and communicate information about such a takeover proposal to its shareholders if (i) the Board of Directors of FCB determines in good faith in the proper exercise of their fiduciary duties after consultation with Davenport & Company, LLC or Burke Capital Group, LLC that it is a Superior Proposal, (ii) the Board of Directors of FCB determines in good faith after consulting with legal counsel that to not furnish non-public information or negotiate or enter into any agreement or contract with respect to such takeover proposal or to not offer such takeover proposal to the shareholders would constitute a breach of the fiduciary duties owed by the members of FCB’s Board of Directors, and (iii) FCB is otherwise incompliance with this Section 5.5. Notwithstanding the foregoing, FCB shall not furnish any non-public information, grant any access to the business, properties, assets, books or records of FCB or any of its Subsidiaries by any third party that may be considering making, or has made, a takeover proposal, or negotiate a takeover proposal unless at least forty-eight (48) hours before it takes any such action or makes any response to any request to take such action it has delivered to EVBS written notice advising EVBS that it intends to furnish non-public information, grant such access or negotiate a takeover proposal, and that FCB shall continue to advise EVBS after taking such action of the status and terms of any discussions and negotiations with the third party. In addition, FCB shall notify EVBS promptly (but in no event later than 24 hours) after receipt by FCB or any of its representatives of any takeover proposal or of any request for information relating to FCB or any of its Subsidiaries or for access to the business, properties, assets, books or records of FCB or any of its Subsidiaries by any third party that may be considering making, or has made, a takeover proposal, which notice shall be provided orally and in writing and shall identify the third party making, and the terms and conditions of, any such takeover proposal, indication or request (including any changes thereto). FCB shall keep EVBS reasonably informed, on a current basis, of the status and details of any such takeover proposal, indication or request (including any material changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to EVBS copies of all correspondence and written materials sent or provided to FCB or any of its Subsidiaries that describe the material terms and conditions of any takeover proposal. As used in this Section 5.5, an “affiliate” of FCB means any executive officer or director of FCB or direct or indirect beneficial owner of a ten percent (10%) or greater equity or voting interest in FCB. As used in this Section 5.5, “takeover proposal” shall mean any proposal for a merger or other business combination involving FCB or for the acquisition of fifteen percent (15%) or more of the equity interest in FCB or for the acquisition of fifteen percent (15%) or more of the assets or liabilities of FCB.

Section 5.6 Notice of Deadlines. Disclosure Schedule 5.6 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which FCB or any of its Subsidiaries is a party.

Section 5.7 Affiliates. No later than thirty (30) days following the execution of this Agreement, FCB shall deliver to EVBS a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of FCB, “affiliates” of FCB for purposes of Rule 145 under the Securities Act. In addition, FCB shall use its best efforts to cause each Person who is identified as an “affiliate” in the letter referred to above to deliver to EVBS not later than thirty (30) days prior to the Effective Time of the Merger, a written agreement substantially in the form of Exhibit 5.7 providing that such Person will not sell, pledge, transfer or otherwise dispose of FCB Shares held by such Person, except as contemplated by such agreement or this Agreement, and will not sell, pledge, transfer or otherwise dispose of the EVBS Shares to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act, and the rules and regulations thereunder. EVBS shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act for the purposes of resale of EVBS Shares by such persons.

Section 5.8 Maintenance of Properties. FCB and EVBS and each of their respective Subsidiaries will maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.9 Consents to Assign and Use Leased Premises; Extensions.

(a) With respect to the leases disclosed in Disclosure Schedule 3.14(b), FCB and each of its Subsidiaries will obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of FCB and each of its Subsidiaries to EVBS or its Subsidiaries and to permit the use and operation of the leased premises by EVBS or its Subsidiaries.

(b) At the election of EVBS, with respect to each lease disclosed in Disclosure Schedule 3.14(b) that expires on or prior to December 31, 2009, FCB and each of its Subsidiaries shall take, or shall cause to be taken, all steps reasonably requested by EVBS to negotiate extensions of such leases on such terms as are reasonably acceptable to EVBS.

Section 5.10 Conforming Accounting and Reserve Policies. EVBS may request that FCB immediately prior to Closing establish and take such reserves and accruals as EVBS reasonably shall request to conform FCB’s loan, accrual, reserve and other accounting policies to the policies of EVBS, provided however, such requested conforming adjustment shall not be taken into account as having a Material Adverse Effect on FCB and further provided that no adjustment will be made that does not conform to generally accepted accounting principles. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information by FCB. No adjustment shall violate any law, rule or regulation applicable to FCB. Notwithstanding anything set forth herein to the contrary, FCB may elect not to take any actions requested by EVBS, in its sole discretion.

Section 5.11 Publicity. Except as otherwise required by law or the rules of NASDAQ, so long as this Agreement is in effect, neither EVBS nor FCB shall, or shall permit any of their respective subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. In the event such press release, public statement or public announcement is required by law, the announcing party will give the other party advance notice of such and provide a copy of the proposed release, statement or announcement to the other party.

Section 5.12 Fixed Asset Inventory. At least thirty (30) days prior to the Effective Time of the Merger, FCB shall take, or shall cause to be taken, an inventory of all fixed assets of FCB and its Subsidiaries, to verify the presence of all items listed on its depreciation schedules, and FCB shall allow EVBS representatives, at the election of EVBS, to participate in or be present for such inventory and shall deliver to EVBS copies of all records and reports produced in connection with such inventory.

Section 5.13 Environmental Audits. Upon EVBS’s reasonable request, FCB will, at its own expense, with respect to each parcel of real property that FCB or any of its Subsidiaries owns, leases or subleases, procure and deliver to EVBS, at least thirty (30) days prior to the Effective Time of the Merger, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to EVBS.

Section 5.14 Title Insurance. Upon EVBS’s reasonable request, FCB will, at its own expense, with respect to each parcel of real property that FCB or any of its Subsidiaries owns, leases or subleases, procure and deliver to EVBS, at least thirty (30) days prior to the Effective Time of the Merger, a commitment to issue owner’s title insurance in such amounts and by such insurance company reasonably acceptable to EVBS, which policy shall be free of all material exceptions to EVBS’s reasonable satisfaction.

Section 5.15 Surveys; Appraisals. Upon EVBS’s reasonable request, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.14, FCB, at its own expense, will procure and deliver to EVBS at least thirty (30) days prior to the Effective Time of the Merger, a survey and appraisal of such real property, which survey and appraisal shall be reasonably acceptable to and shall be prepared by a licensed surveyor and appraiser reasonably acceptable to EVBS, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”). The appraisal shall indicate the appraised value of the real property in accordance with normal appraisal industry standards. The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.

Section 5.16 Tax Matters. Without the prior written consent of EVBS, neither FCB nor any of its Subsidiaries shall make or change any election, change in annual accounting period, adopt or change any accounting method, file an amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to FCB or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to FCB or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of FCB or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of FCB or any of its Subsidiaries existing on the Closing Date.

Section 5.17 Conduct of the Business of EVBS.

(a) During the period from the date of this Agreement to the Effective Time of the Merger, EVBS and each of its Subsidiaries shall, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact for itself and for FCB its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees (except to the extent that the pending Merger encourages officers or employees to leave) and (iii) except as required by law or regulation, take no action which would adversely affect or materially delay the ability of EVBS, its Subsidiaries or FCB and EVBS to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither EVBS nor any of its Subsidiaries shall without the prior written consent of FCB, which consent shall not be unreasonably withheld:

(i) Notwithstanding anything herein to the contrary, (A) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth herein not being satisfied, except as may be required by applicable law or regulation.

(ii) Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except for repurchases and other acquisitions of shares of its common stock made pursuant to any plan exempt pursuant to Regulation M, as promulgated by the SEC, or to any stock repurchase program announced prior to the date of this Agreement, or any extension of renewal thereof, in accordance with Rule 10b-18 and Regulation M, each as promulgated by the SEC.

(iii) Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving EVBS and/or EVB without the prior written consent of FCB.

(iv) change, delete or add any provision of or to its Articles of Incorporation or Bylaws.

(v) except for the issuance of EVBS Shares pursuant to the terms of the FCB Stock Options, change the number of shares of the authorized, issued or outstanding capital stock of EVBS, whether preferred or common, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of EVBS, increase any dividend with respect to the outstanding capital stock of EVBS or make any other distribution with respect to the outstanding capital stock of EVBS (except dividends payable with respect to EVBS Series A Preferred Shares held by the United States Treasury).

(vi) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

(vii) acquire the assets or equity securities of any Person or acquire direct or indirect control of any Person, other than in connection with (A) any internal reorganization or consolidation involving existing EVBS subsidiaries which has been approved in advance in writing by FCB or (B) foreclosures in the ordinary course of business.

(viii) enter into any business other than the types of businesses conducted by EVBS and its Subsidiaries as of the date hereof.

(ix) Agree or commit to do anything prohibited by Section 5.17(a) or this Section 5.17(b).

(c) During the period from the date of this Agreement to the Effective Time of the Merger, without first consulting with FCB neither EVBS nor any of its Subsidiaries shall:

(i) make any capital expenditures individually in excess of $20,000, or in the aggregate in excess of $100,000 except as disclosed in Disclosure Schedule 5.17(c)(i) and other than expenditures necessary to maintain existing assets in good repair;

(ii) except for residential real property owned by and reflected on the books of EVBS and its Subsidiaries as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(iii) except as disclosed in Disclosure Schedule 5.17(c)(iii), pay any bonuses to any employees; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increase in fees or other increase in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

(iv) make any change in any tax or accounting methods or systems of internal accounting controls, except, without the review and prior written consent of FCB;

(v) enter into or extend any material agreement, lease or license relating to real property, personal property, data processing or bankcard functions;

(vi) materially increase or decrease above or below the market rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with EVBS’s and any of its Subsidiaries’ past practices;

(vii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7, Section 8.1 or Section 8.2 not being satisfied;

(viii) purchase or otherwise acquire (A) any investment securities other than debt securities issued by the U.S. Treasury or other U.S. governmental agencies, or (B) any Derivative Contract or any asset-backed security;

(ix) commence any cause of action or proceeding other than in accordance with past practice or settle or waive any right in connection with any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against FCB or any of its Subsidiaries for material money damages or restrictions upon any of their operations; or

(x) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business, consistent with past practices and in a transaction that is not material to it.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2 Regulatory Matters.

(a) As promptly as practicable following the execution and delivery of this Agreement, EVBS and FCB shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of FCB and EVBS. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b) Each party hereto will furnish the other party with all information concerning itself, its Subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3 Registration Statement. As soon as practicable following the execution of this Agreement, EVBS and FCB shall, in consultation with each other, prepare the Registration Statement. EVBS shall cause the Registration Statement to be filed and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act, which Registration Statement, at the time it becomes effective, and at the Effective Time of the Merger, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the SEC promulgated thereunder. The Registration Statement shall include the form of Proxy Statement for the FCB Meeting and the EVBS Meeting. FCB will furnish to EVBS the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. Each party will cooperate with the other in good faith and will use its reasonable best efforts to respond to any comments from the SEC on the Registration Statement. EVBS shall take all actions required to qualify or obtain exemptions from such qualifications for the EVBS Shares and EVBS Series B Preferred Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

Section 6.4 Reservation of Shares. EVBS shall reserve for issuance such number of EVBS Shares and EVBS Series B Preferred Shares as shall be necessary to pay the consideration contemplated in this Agreement. If at any time the aggregate number of EVBS Shares or EVBS Series B Preferred Shares remaining unissued shall not be sufficient to meet such obligation, EVBS shall take all appropriate actions to increase the amount of its authorized common or preferred stock, as applicable.

Section 6.5 Employees; Benefit Plans.

(a) The effectiveness of the Merger alone will not affect the employment status of any employee of FCB or First Capital Bank; provided, that this Agreement shall not be construed as conferring any rights to continued employment on any employee of FCB or First Capital Bank. At the Effective Time of the Merger (i) at will employees of FCB will continue to be at will employees of EVBS, and (ii) at will employees of First Capital Bank, will continue to be at will employees of First Capital Bank. Persons who are at will employees of First Capital Bank at the time it merges with EVB will be at will employees of EVB at the effective time of the merger between First Capital Bank and EVB. Subject to the limitations under EESA and other applicable law, EVBS acknowledges that (i) at the Effective Time it will become obligated under the executive employment and change of control agreements between FCB and its employees listed in Schedule 3.16(a)(i), (ii) between the Effective Time and the effective time of the merger between EVB and First Capital Bank, First Capital Bank will continue to be obligated under the executive employment and change of control agreements between First Capital Bank and its employees listed in Schedule 3.16(a)(i), and (iii) at the effective time of the merger between EVB and First Capital Bank, EVB will become obligated under the executive employment and change of control agreements between First Capital Bank and its employees listed in Schedule 3.16(a)(i).

(b) As soon as practical after the Effective Time of the Merger, employees of FCB and its Subsidiaries shall be entitled to participate in EVBS retirement, welfare benefit and similar plans (but not any defined benefit plans) on the same terms and conditions as employees of EVBS, without waiting periods, exceptions for pre-existing conditions, requirement of insurability or actively at work requirement or exclusion and giving effect to years of service with FCB as if such service were with EVBS. Employees of FCB shall receive credit under EVBS’s group health plans for all deductibles and co-payments and amounts paid toward out of pocket limits made by such employees under the group health plans maintained by FCB prior to the Effective Time.

(c) EVBS also shall honor in accordance with their terms as in effect on the date of this Agreement all of FCB’s and its Subsidiaries’ obligations for vacation, sick leave, personal leave and the like accrued and unused through the date of the consummation of the Merger. For all purposes in connection with vacation, sick leave, personal leave and the like, EVBS shall give effect to years of service with FCB as if such service were with EVBS.

(d) Between the date of this Agreement and the Effective Time of the Merger, FCB shall make any amendments to its Benefits Plans that may be required by applicable law, including, but not limited to, EESA.

Section 6.6 Officer and Director Indemnification. EVBS agrees that following the Effective Date, it shall indemnify and hold harmless any person who has rights to indemnification from FCB, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and FCB’s Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring or arising on or prior to the Effective Time, whether asserted or claimed prior to at or after the Effective Time. EVBS further agrees that any such person who has rights to indemnification pursuant to this Section 6.6 is expressly made a third party beneficiary of this Section 6.6 and may directly, in such person’s personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, EVBS shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between EVBS and the indemnified party. EVBS shall pay the premiums to extend the directors and officers’ liability insurance coverage of FCB for persons who are currently covered by such insurance of FCB for five years after the Effective Date for an annual premium not to exceed $47,000 per year for such individuals. In the event the annual premium exceeds $47,000 for any year of the five (5) year period, EVBS shall give the past directors of FCB 30 days notice of the total amount of the premium then due, and during that 30 day period the past directors of FCB shall have the right, jointly or severally, to pay the difference between the actual premium and $47,000 in order to keep the amount of coverage in place as was in place at the Effective Time.

Section 6.7 NASDAQ Listing. EVBS shall use its commercially reasonable best efforts to list, prior to the Effective Time, on the NASDAQ Global Select Market, subject to official notice of issuance, the EVBS Shares to be issued to the holders of FCB Shares in the Merger.

Section 6.8 Support Agreements. Each of the directors of FCB has executed and delivered to EVBS the Support Agreements in the form of Exhibit 6.8(a) attached hereto. Each of the directors of EVBS has executed and delivered to FCB the Support Agreements in the form of Exhibit 6.8(b) attached hereto.

Section 6.9 Well Capitalized Determination.

(a) Pro-Forma, Post-Merger. As of the end of the last full calendar month that precedes the Effective Time by at least fifteen (15) days, the parties, jointly, shall undertake in good faith to determine if it is more likely than not upon consummation of the Merger (i) that the Surviving Corporation will have a pro forma combined Tangible Common Equity of at least four percent (4%) and a pro forma combined Total Capital ratio of at least eleven percent (11%), and (ii) that EVB and First Capital Bank on a pro forma basis would be Well Capitalized. Such determinations shall include estimates of the purchase accounting adjustments to the assets, liabilities and capital of the parties and of EVB and First Capital Bank and shall be made in consultation with an independent accountant who is an expert in bank auditing and accounting and an advisor who is an expert in valuation of bank assets, with each of the independent accountant and the advisor to be mutually agreed to and engaged by the parties at least sixty (60) days prior to the anticipated effective time of the Merger.

(b) Pre-Merger. As of the end of the last full calendar month that precedes the Effective Time by at least fifteen (15) days, FCB shall provide EVBS with a written copy of FCB’s good faith calculation of FCB’s regulatory capital ratios computed in good faith, all documentation supporting such calculation and any related information reasonably requested by EVBS. As of the end of the last full calendar month that precedes the Effective Time by at least fifteen (15) days, EVBS shall provide FCB with a written copy of EVBS’s good faith calculation of EVBS’s regulatory capital ratios computed in good faith, all documentation supporting such calculation and any related information reasonably requested by FCB.

Section 6.10 Non-Solicitation of Certain Employees. In the event the Merger is not consummated for any reason, FCB and EVBS each hereby agrees that, for a period of one (1) year following the date on which this Agreement is terminated, neither it nor any of its Subsidiaries shall solicit, induce, attempt to induce or hire any of the other party’s employees set forth on Disclosure Schedule 6.10 and EVBS Schedule 6.10, respectively, attached hereto (the “Non-Solicit Employees”). FCB and EVBS each acknowledge and agree that a breach of this Section 6.10 will cause irreparable harm and loss to the other party, which harm is not adequately compensable by money damages. Accordingly, in the event of such a breach, the other party, in addition to any other rights and remedies available at law, shall be entitled to injunctive relief or a decree of specific performance, without the necessity of showing any irreparable harm or special damages.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of EVBS, on the one hand, and FCB, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of FCB and EVBS.

Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of EVBS.

Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of either EVBS or FCB, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of EVBS or FCB, as the case may be. Notwithstanding anything to the contrary stated in this Section 7.3, there shall be no actual or threatened material causes of action, investigations or proceedings in connection with any act or omission of any officer or director of FCB or EVBS or any of their respective Subsidiaries.

Section 7.4 Proxy Statement and Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, and EVBS shall have received all state securities laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the EVBS Shares pursuant to the terms of this Agreement.

Section 7.5 Listing. The EVBS Shares to be issued in connection herewith shall have been approved by listing on the NASDAQ Global Select Market.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF EVBS

The obligations of EVBS to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1 Representations and Warranties. The representations and warranties of FCB set forth in this Agreement and in any certificate or document delivered pursuant hereto that are qualified by materiality shall be true and correct in all respects and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) for changes therein contemplated by this Agreement and (iii) for representations and warranties the inaccuracy of which relate to matters that, individually or in the aggregate, do not represent a Material Adverse Effect with respect to FCB or materially adversely affect the Merger and the other transactions contemplated by this Agreement.

Section 8.2 Performance of Obligations. FCB and each of its Subsidiaries shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

Section 8.3 Certificate Representing Satisfaction of Conditions. FCB shall have delivered to EVBS a certificate of the Chief Executive Officer of FCB dated as of the Closing Date as to the satisfaction of the matters described in Sections 8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of FCB under Article 3 of this Agreement.

Section 8.4 Opinion of Counsel. EVBS shall have received the opinion of Cantor Arkema, P.C., counsel to FCB, dated the Effective Time to the effect set forth in Exhibit 8.4 hereof.

Section 8.5 Consents Under Agreements. FCB and each of its Subsidiaries shall have obtained the consent or approval of any Person whether or not identified in Disclosure Schedule 3.6(b) or 3.7 whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of FCB or any of its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument.

Section 8.6 Outstanding Shares of FCB. EVBS and FCB shall have agreed on the total number of FCB Shares and FCB Series A Preferred Shares outstanding and the total number of FCB Shares covered by any option, warrant, commitment, restricted stock grant, or other right or instrument to purchase or acquire FCB Shares or FCB Series A Preferred Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for FCB Shares or FCB Series A Preferred Shares.

Section 8.7 Tax Opinion. EVBS shall have received an opinion of Williams Mullen, in form and substance reasonably satisfactory to EVBS, on or before the date on which the Proxy Statement of EVBS is to be mailed to the EVBS shareholders, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. In rendering its opinion, Williams Mullen may require and rely upon representations outlined in letters from EVBS and others.

Section 8.8 Fairness Opinion. The Board of Directors of EVBS shall have received an opinion from Keefe Bruyette & Woods dated as of the date that the EVBS Board of Directors approves this Agreement stating that the Merger Consideration is fair, from a financial point of view, to EVBS.

Section 8.9 Assertion of Appraisal Rights. No holder of FCB Series A Preferred Shares shall have asserted appraisal rights under Section 13.1-730 of the Code of Virginia, as amended.

Section 8.10 Additional Capital. Consistent with and pursuant to that certain letter from the Department of the Treasury dated March 3, 2009 set forth on Schedule 8.10, FCB shall have closed its transaction with the United States Treasury (prior to the Effective Time) under EESA’s Troubled Asset Relief Program Capital Purchase Program, for a minimum subscription of at least $10,900,000.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF FCB

The obligation of FCB to consummate the Merger as contemplated herein is subject to fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 9.1 Representations and Warranties. The representations and warranties of EVBS set forth in this Agreement and in any certificate or document delivered pursuant hereto that are qualified by materiality shall be true and correct in all respects and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) for changes therein contemplated by this Agreement and (iii) for representations and warranties the incurring of which relate to matters that individually or in the aggregate do not represent a Material Adverse Effect with respect to EVBS or materially adversely affect the Merger and the other transactions contemplated by this Agreement.

Section 9.2 Performance of Obligations. EVBS shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

Section 9.3 Certificate Representing Satisfaction of Conditions. EVBS shall have delivered to FCB a certificate of the Chief Executive Officers of EVBS dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of EVBS under Article 4 of this Agreement.

Section 9.4 EVBS Shares. The EVBS Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through EVBS.

Section 9.5 Tax Opinion. FCB shall have received an opinion of Cantor Arkema, P.C., in form and substance reasonably satisfactory to FCB, on or before the date on which the Proxy Statement of FCB is to be mailed to holders of FCB Shares and FCB Series A Preferred Shares, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by FCB or the shareholders of FCB to the extent that they receive EVBS Shares in exchange for their FCB Shares and FCB Series A Preferred Shares in the Merger. In rendering its opinion, Cantor Arkema, P.C. may require and rely upon representations outlined in letters from FCB and others.

Section 9.6 Fairness Opinion. The Board of Directors of FCB shall have received an opinion from Davenport & Company, LLC dated as of the date that the FCB Board of Directors approves this Agreement stating that the Merger Consideration is fair, from a financial point of view, to the shareholders of FCB.

Section 9.7 Opinion of Counsel. FCB shall have received the opinion of Williams Mullen, counsel to EVBS, dated the Effective Time to the effect set forth in Exhibit 9.7 hereof.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger, as follows:

(a) Mutual Consent. By the mutual consent in writing of the Board of Directors of EVBS and FCB, in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses.

(b) December 31, 2009. By the Board of Directors of EVBS or FCB if the Merger shall not have occurred on or prior to December 31, 2009, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b) (December 31, 2009), in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses.

(c) Accounting Adjustments. By the Board of Directors of EVBS if FCB elects not to make any adjustments requested by EVBS pursuant to Section 5.10, in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses.

(d) Breach of Representation Under Applicable Standard. By the Board of Directors of EVBS or FCB (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of FCB and Section 9.1 in the case of EVBS or in material breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or inaccuracy and which breach or inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 or Section 9.1 of this Agreement as the case may be, in which event no Termination Fee shall be owed by either party and the non-terminating party shall pay the Transaction Expenses of the other party. If both parties are then in breach under the standard set forth in parenthesis in the first sentence of this paragraph, no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses.

(e) Material Breach of a Covenant. By the Board of Directors of EVBS or FCB (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of FCB and Section 9.1 in the case of EVBS or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, in which event no Termination Fee shall be owed by either party and the non-terminating party shall pay the Transaction Expenses of the other party. If both parties are then in breach under the standard set forth in parentheses in the first sentence of this paragraph, no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses.

(f) Regulatory and Shareholder Approval. By the Board of Directors of EVBS or FCB in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of FCB or EVBS fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at the FCB Meeting, or the EVBS Meeting, as applicable, where the transactions were presented to such shareholders for approval and voted upon, in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses except that, if a party’s shareholders fail to approve the Merger and a director of such party has materially breached his or her Support Agreement, such party shall pay the Termination Fee to the other party and each party shall pay its own Transaction Expenses.

(g) Closing Conditions Not Satisfied. By the Board of Directors of EVBS or FCB (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of FCB and Section 9.1 in the case of EVBS or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by December 31, 2009, in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses. If any such condition cannot be satisfied or fulfilled and a party is in breach under the standard set forth in parenthesis in the first sentence of this paragraph, the breaching party shall pay the Transaction Expenses of the other party; provided however, if any such condition cannot be satisfied or fulfilled and both parties are in breach under the standard set forth in parenthesis in the first sentence of this paragraph, each party shall be responsible for its own Transaction Expenses.

(h) Willful or Intentional Breach of FCB. By the Board of Directors of EVBS if FCB shall have intentionally and willfully breached (and not cured within thirty (30) after notice thereof) any of its representations, warranties covenants or agreements set forth in this Agreement, which breach would provide EVBS the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement, in which event (a) FCB shall pay an amount equal to the Termination Fee multiplied by two (2) to EVBS by wire transfer on the first business day following the termination date, and (b) each party shall pay its own Transaction Expenses.

(i) Superior Proposal. By FCB or EVBS if, in the manner permitted under Section 5.5, FCB enters into a definitive agreement to be acquired by another Person who makes an unsolicited takeover proposal that is a Superior Proposal, in which event FCB shall (i) pay the Termination Fee to EVBS by wire transfer on the first business day following the earlier of termination date or the date on which such definitive agreement is executed, and (ii) each party shall pay its own Transaction Expenses. In addition, if (x) this Agreement is terminated for any reason other than (A) mutual agreement of the parties pursuant to Section 10.1(a)(Mutual Consent), (B) a termination by FCB pursuant to Section 10.1(j)(Willful or Intentional Breach by EVBS), (C) a termination by FCB pursuant to Section 10.1(d)(Breach of Representation Under Applicable Standard) following a breach by EVBS under the standard set forth in such section, (D) a termination by FCB pursuant to 10.1(e)(Material Breach of a Covenant) following a breach by EVBS under the standard set forth in such section, or (E) a termination by FCB pursuant to Section 10.1(m), and (y) within twelve (12) months after the date this Agreement is terminated, FCB enters into a definitive agreement with respect to a takeover proposal, then FCB shall (1) pay the Termination Fee to EVBS by wire transfer on the first business day following the date on which such definitive agreement is executed, and (2) each party shall pay its own Transaction Expenses.

(j) Willful or Intentional Breach by EVBS. By the Board of Directors of FCB if EVBS shall have intentionally and willfully breached (and not cured within thirty (30) after notice thereof) any of its representations, warranties covenants or agreements set forth in this Agreement, which breach would provide FCB the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.1 of this Agreement, in which event (a) EVBS shall pay an amount equal to the Termination Fee multiplied by two (2) to FCB by wire transfer on the first business day following the termination date, and (b) each party shall pay its own Transaction Expenses.

(k) Pro-Forma Combined Capital Ratios and Well Capitalized Determinations. By the Board of Directors of EVBS or FCB if after the process described in Section 6.9(a) hereof, the parties do not determine that it is more likely than not upon consummation of the Merger that (i) the Surviving Corporation will have a pro forma combined Tangible Common Equity of at least four percent (4%) and a pro forma combined Total Capital ratio of at least eleven percent (11%), and (ii) EVB and First Capital Bank on a pro forma basis would be Well Capitalized, in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses; provided, however: (A) if a party terminates under Section 10.1(k)(Pro-Forma Combined Capital Ratios and Well Capitalized Determinations) at a time when the other party has a right to terminate this Agreement under Section 10.1 (h)(Willful or Intentional Breach of FCB), or 10.1(j)(Willful or Intentional Breach by EVBS), as applicable, then the terminating party shall pay an amount equal to the Termination Fee multiplied by two (2) by wire transfer, on the business day following such termination; (B) if a party terminates under Section 10.1(k)(Pro-Forma Combined Capital Ratios and Well Capitalized Determinations) at a time when the other party has a right to terminate this Agreement under Section 10.1(d)(Breach of Representation Under Applicable Standard), or 10.1(e)( Material Breach of a Covenant), as applicable, then the terminating party shall be responsible for the Transaction Expenses; or (C) if FCB terminates under Section 10.1(k)(Pro-Forma

Combined Capital Ratios and Well Capitalized Determinations) at a time when a takeover proposal shall have been made with respect to FCB and not rejected in writing by FCB, then FCB shall pay the Termination Fee by wire transfer on the business day following such termination.

(l) Pre-Merger Individual Well Capitalized Determination of FCB. By the Board of Directors of EVBS if the calculation provided by FCB pursuant to Section 6.9(b) indicates that FCB is not Well Capitalized as of the end of the last full calendar month that precedes the Effective Time by at least fifteen (15) days, in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses.

(m) Pre-Merger Individual Well Capitalized Determination of EVBS. By the Board of Directors of FCB if the calculation provided by EVBS pursuant to Section 6.9(b) indicates that EVBS is not Well Capitalized as of the end of the last full calendar month that precedes the Effective Time by at least fifteen (15) days, in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses.

Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, the Agreement shall terminate and have no effect, except that the provisions of Section 10.1, this Section 10.2, Section 10.5, Section 10.6 and Article 11 of this Agreement shall survive any such termination and abandonment.

Section 10.3 Amendments. After the date hereof and prior to its approval by the shareholders of EVBS or FCB, this Agreement and the Plan of Merger may be amended by a writing signed by each of EVBS and FCB. After its approval by either the shareholders of EVBS or FCB, this Agreement and the Plan of Merger may be amended by a writing signed by each of EVBS and FCB subject to the limitations in Section 13.1-716.E, paragraphs 1 through 3, of the Code of Virginia, as amended.

Section 10.4 Waivers. Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, EVBS, on the one hand, and FCB, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5 Non-Survival of Representations and Warranties. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by EVBS or FCB shall not survive the Effective Time of Merger (other than Sections 1.1, 1.2, 1.3, 1.7, 6.6 and 10.5 and Articles 2 and 11 which shall survive the Effective Time), except that any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than EVBS or FCB (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of EVBS or FCB contained herein shall be deemed to be terminated or extinguished so as to deprive EVBS on the one hand, and FCB, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that EVBS or FCB and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

Section 10.6 Payment of Termination Fee and Expenses; Exclusive Remedy.

(a) If either party fails to pay all amounts due the other party under any provision of Section 10.1 on the dates specified, then such defaulting party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding taken by it to collect such unpaid amounts.

(b) Except as provided in Section 10.1 all Transaction Expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

(c) The remedies set forth in Section 10.1 shall be the sole and exclusive remedies available to any party against any other party for any claims under or based upon this Agreement, except that a party shall have all remedies available in law or equity in the event of the other party’s fraud. Notwithstanding the foregoing, nothing in this Agreement shall limit any party’s remedies against third parties, including, without limitation, remedies against any third party which submits a takeover proposal to either FCB or EVBS or otherwise interferes with the transactions contemplated herein.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time of the Merger, EVBS shall be entitled to revise the structure of the Merger and/or the subsidiary Merger and related transactions in order to (x) substitute a EVBS Subsidiary in the place of EVBS prior to the Merger, whereby such EVBS Subsidiary would be the Continuing Corporation upon consummation of the Merger or (y) provide that a different entity shall be the surviving corporation in a merger provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not change the amount of consideration to be received by FCB’s shareholders, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of FCB’s shareholders. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

Section 11.2 Definitions; Rules of Construction.

(a) Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Act” shall mean the Federal Deposit Insurance Act.

“Affiliate” of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any ten percent (10%) or greater equity of voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Bank Merger” shall have the meaning set forth in Section 1.6(a) of this Agreement.

“Benefit Plans” shall have the meaning set forth in Section 3.12(a) of this Agreement.

“Closing” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“COBRA” shall have the meaning set forth in Section 3.12(d) of this Agreement.

“Code” shall have the meaning set forth in the first recital to this Agreement.

“Condition” with respect to any Person shall mean its business, assets, operation, financial condition or results of operations.

“Consent” shall mean a consent, approval or authorization; waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Continuing Directors” shall have the meaning set forth in Section 1.4 of this Agreement.

“Derivative Contracts” shall have the meaning set forth in Section 3.23 of this Agreement.

“Disclosure Schedules” shall have the meaning set forth in the penultimate paragraph of Article 3 of this Agreement.

“EDGAR” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“EESA” means the Emergency Economic Stabilization Act of 2008, as amended from time to time, and the regulations promulgated thereunder.

“Effective Time” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Effective Time of the Merger” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Environmental Law” means any applicable federal, state or local law, statute, including, but without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

“ERISA” shall have the meaning set forth in Section 3.12(a) of this Agreement.

“ERISA Affiliate” means any trade or business, affiliate or subsidiary of FCB which is under common control or which is treated as a single employer with any of them under Section 414(b), (c), (m), or (o) of the Code.

“EVB” means EVB, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of EVBS.

“EVBS” shall have the meaning set forth in the preamble to this Agreement.

“EVBS Average Price” shall mean the average of the daily closing prices of EVBS Shares on the NASDAQ Global Select Market for the ten (10) consecutive trading days ending on the fifth (5th) day before the Closing Date; provided that for any trading day within such ten (10) day period there are no trades of EVBS Shares, then the closing price on any such day shall be deemed to be the closing price on the immediately preceding day on which EVBS Shares traded.

“EVBS Intangibles” shall have the meaning set forth in Section 4.28(a)(i) of this Agreement.

“EVBS License” shall have the meaning set forth in Section 4.28(b) of this Agreement.

“EVBS Meeting” shall have the meaning set forth in Section 5.4(b) of this Agreement.

“EVBS Series A Preferred Shares” shall have the meaning set forth in Section 4.2 of this Agreement.

“EVBS Series B Preferred Shares” shall have the meaning set forth in Section 1.8 of this Agreement.

“EVBS SEC Documents” shall have the meaning set forth in Section 4.3(f) of this Agreement.

“EVBS Schedules” shall have the meaning set forth in the penultimate paragraph of Article 4 of this Agreement.

“EVBS Shares” shall mean the common stock, par value of $2.00 per share, of EVBS.

“EVBS Subsidiaries” shall have the meaning set forth in Section 4.1(a)(iii) of this Agreement.

“EVBS Third Party Intellectual Property” shall have the meaning set forth in Section 4.28(b) of this Agreement.

“Exchange Agent” shall mean the Registrar and Transfer Company.

“Exchange Act” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“Exchange Ratio” means the fraction a EVBS Share that is issued for an FCB Share pursuant to Section 2.1(a) hereof.

“FCB” shall have the meaning set forth in the preamble to this Agreement.

“FCB Certificate” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“FCB Directors” shall have the meaning set forth in Section 1.4 of this Agreement.

“FCB Intangibles” shall have the meaning set forth in Section 3.28(a)(i) of this Agreement.

“FCB License” shall have the meaning set forth in Section 3.28(b) of this Agreement.

“FCB Meeting” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“FCB Preferred Certificate” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“FCB Preferred Stock” shall mean the 2,000,000 shares of FCB Preferred Stock, par value $4.00 per share, authorized in the articles of incorporation of FCB.

“FCB SEC Documents” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“FCB Series A Preferred Shares” shall mean 10,958 shares of FCB Preferred Stock, issued to the United States Treasury prior to the Effective Time as series A fixed rate cumulative perpetual preferred stock in connection with the Troubled Asset Relief Program Capital Purchase Program under EESA consistent with and pursuant to that certain letter from the Department of the Treasury dated March 3, 2009 set forth on Disclosure Schedule 8.10.

“FCB Shares” shall mean the common stock, par value of $4.00 per share, of FCB.

“FCB Stock Option” shall have the meaning set forth in Section 2.6 of this Agreement.

“FCB Stock Option Plan” shall mean the 2000 Stock Option Plan.

“FCB Warrants” shall mean warrants issued to the United States Treasury in connection with the Troubled Asset Relief Program Capital Purchase Program under EESA consistent with and pursuant to that certain letter from the Department of the Treasury dated March 3, 2009 set forth on Schedule 8.10.

“Financial Statements of FCB” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“Financial Statements of EVBS” shall have the meaning set forth in Section 4.3 of this Agreement.

“First Capital Bank” means First Capital Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of FCB.

“Hazardous Material” means any substance that is or becomes listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous or otherwise regulated under any Environmental Law and any substance to which exposure is regulated by any governmental authority or any Environmental Law, including, without limitation, asbestos and asbestos containing material and petroleum and any fraction or derivative thereof.

“HIPAA” shall have the meaning set forth in Section 3.12(d) of this Agreement.

“Intellectual Property” shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have

“Knowledge” of a particular fact or other matter if any individual who is serving, or who has since January 1, 2008 served, as a director or executive officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Litigation Reserve” shall have the meaning set forth in Section 3.4 of this Agreement.

“Loan Property” means any property owned by FCB or EVBS, as applicable, or in which FCB or EVBS, as applicable, holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” with respect to a party hereto shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, or business of such party, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) actions and omissions of a party taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (c) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (d) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (e) changes in general economic conditions affecting banks and their holding companies generally, including changes in the prevailing level of interest rates.

“Merger” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Merger Consideration” means the number (i) of whole EVBS Shares, plus cash in lieu of any fractional share interest, and (ii) of EVBS Series B Preferred Shares pursuant to the provisions of Article 2 hereof.

“OREO Reserve” shall have the meaning set forth in Section 3.4 of this Agreement.

“PBGC” shall have the meaning set forth in Section 3.12(a) of this Agreement.

“Participation Facility” means any facility in which either FCB or EVBS, as applicable has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility, “Participation in the Management” of a facility has the meaning set forth in 40 CFR §300.1100(c).

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.

“Preferred Exchange Ratio” means the number of EVBS Series B Preferred Shares that are issued for a FCB Series A Preferred Share pursuant to Section 2.1(b) hereof.

“Proxy Statement” shall have the meaning set forth in Section 3.7 of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “Justice Department”), the United States Treasury, the Board of Governors of the Federal Reserve System (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), and Virginia State Corporation Commission and all other state regulatory agencies having jurisdiction over the parties, the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the “SEC”).

“Securities Act” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the equity interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly through one or more other Subsidiaries of such Person.

“Superior Proposal” shall mean an unsolicited acquisition proposal received by FCB at any time prior to the FCB Meeting that would, if consummated, result in a transaction that is more favorable to FCB’s shareholders from a financial point of view than the Merger.

“Survey” shall have the meaning set forth in Section 5.15 of this Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Termination Fee” shall mean $1,250,000.00.

“Third Party Intellectual Property” shall have the meaning set forth in Section 3.28(b) of this Agreement.

“Top Hat Plan” shall have the meaning set forth in Section 3.12(l) of this Agreement.

“Transaction Expenses” shall mean all costs and expenses (including legal fees and expenses, accounting fees and expenses, and expenses related to title insurance, surveys, environmental testing and other inspections) incurred by a party on or after January 1, 2009 that are directly related to the proposed Merger, not to exceed $200,000 in the aggregate for such party.

“Well Capitalized” with respect to the Surviving Corporation, EVBS or FCB, shall have the meaning set forth in 12 C.F.R. § 225.2(r), and with respect to EVB and First Capital Bank, shall have the meaning set forth in 12 C.F.R. § 208.43(b)(1).

(b) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or provision of this Agreement and any reference to a particular section of this Agreement shall include all subsections thereof.

(c) The words “party” and “parties” shall refer to FCB, EVBS.

(d) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(e) Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in the United States of America.

Section 11.3 Entire Agreement; No Third Party Beneficiaries. This Agreement and the documents referred to herein contain the entire agreement between EVBS and FCB with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement; except for Section 6.6 which is intended to be for the benefit of the persons entitled to receive indemnification from FCB and may be enforced by such persons.

Section 11.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

If to FCB:

First Capital Bancorp, Inc.

4222 Cox Road, Suite 200

Glen Allen, Virginia 23060

Attention: John M. Presley

with a copy to:

Cantor Arkema, P.C.

Bank of America Building

1111 East Main Street, Suite 1600

Richmond, Virginia 23219

Attention: Kevin D. Pomfret

If to EVBS, then to:

Eastern Virginia Bankshares, Inc.

330 Hospital Road

P. O. Box 1455

Tappahannock, Virginia 22560

Attention: Joe A. Shearin

with a copy to:

Williams Mullen

Two James Center

1021 East Cary Street

Richmond, Virginia 23219

Attention: Wayne A. Whitham, Jr.

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

Section 11.5 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.6 Costs and Expenses. Except as provided herein, expenses incurred by FCB on the one hand and EVBS on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

Section 11.7 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

Section 11.9 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by EVBS to another affiliate of EVBS).

Section 11.10 Exhibits and Schedules. Each of the exhibits, the Disclosure Schedules, and the EVBS Schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

Section 11.12 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

Section 11.13 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia without resort to its conflict of law rules.

Section 11.14 Subsidiaries. Unless a different meaning is expressly required, each representation or warranty of a party contained herein shall be construed to apply to such party and its subsidiaries.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

EVBS:

EASTERN VIRGINIA BANKSHARES, INC.

By:	/s/ Joe A. Shearin
Its:	Chief Executive Officer

ATTEST:

By:	/s/ Patricia H. Gallagher
Its:	Secretary

[CORPORATE SEAL]

FCB:

FIRST CAPITAL BANCORP, INC.

By:	/s/ John M. Presley
Its:	Chief Executive Officer

ATTEST:

By:	/s/ William W. Ranson
Its:	Secretary

[CORPORATE SEAL]

Exhibit 6.8(a)

FCB SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 3, 2009, by and among EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (“EVBS”), FIRST CAPITAL BANCORP, INC., a Virginia corporation (“FCB”), and the undersigned shareholder of FCB (the “Shareholder”).

The Shareholder desires that EVBS and FCB enter into an Agreement and Plan of Merger, dated as of April 3, 2009, between EVBS and FCB (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the merger of FCB with and into EVBS (the “Merger”).

The Shareholder is a director of FCB and the beneficial holder of shares of common stock of FCB (the “Shareholder’s Shares”).

The Shareholder and FCB are executing this Agreement as an inducement and condition to EVBS entering into, executing and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the execution and delivery by EVBS of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. While this Agreement is in effect the Shareholder shall not, directly or indirectly, except with the prior approval of EVBS (a) sell or otherwise dispose of or encumber (prior to the record date of the FCB Meeting (as defined in the Agreement) any or all of his or her Shareholder’s Shares, or (b) deposit any Shareholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Shareholder’s Shares or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2. While this Agreement is in effect, the Shareholder shall vote all of his or her Shareholder’s Shares for which the undersigned has sole voting authority, and shall use his or her best efforts to cause to be voted all of the Shareholder’s Shares for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this Agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the FCB Meeting; and (b) against any takeover proposal (as defined in the Agreement) (other than the Merger).

3. While this Agreement is in effect, the Shareholder shall not make any statement, written or oral, to the effect that he does not support the Merger or that other shareholders of FCB should not support the Merger. The limitations in this Section 3 shall not limit in any way the duties and obligations of the Shareholder in his or her capacity as a member of the board of directors of FCB or the Shareholder’s ability to freely exercise his or her good faith business judgment in the context of FCB board meetings, board deliberations and board resolutions, whether by written consent or otherwise; provided, however, the Shareholder agrees to not make any statement described in the first sentence of this paragraph unless such statement is made in the context of a meeting of, or communications among, the board of directors of FCB that is only open or made available to (i) members of the board of FCB or its subsidiary bank, (ii) FCB’s legal advisors, (iii) executive officers of FCB or its subsidiary bank, (iv) representatives of Davenport & Company LLC or Burke Capital Group, LLC, and (v) other persons owing duties of confidentiality to FCB.

4. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, EVBS shall be entitled to temporary and permanent injunctive relief without having to prove actual damages and without the necessity of posting bond.

5. This Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shareholder’s Shares and shall not affect or prevent the exercise by such Shareholder of his responsibilities as a director or officer of FCB or any actions related thereto. The term “Shareholder’s Shares” shall not include any FCB securities beneficially owned by the Shareholder as a trustee or fiduciary for a third party, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his fiduciary responsibility in respect of any such securities. The parties hereto agree that, notwithstanding the provisions contained hereunder, the Shareholder shall not be obligated to vote as required hereunder in the event that EVBS is in material breach of any covenant or agreement of the Merger Agreement or has breached any representation or warranty under standards set forth in Section 9.1 of the Merger Agreement.

6. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

7. Except as specifically permitted by Section 5.5 of the Merger Agreement solely in such Shareholder’s capacity as a director of FCB, the Shareholder shall not, nor shall he permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any takeover proposal (as defined in the Merger Agreement) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal, other than the Merger and the other transactions contemplated by the Merger Agreement.

8. Representations and Warranties. The Shareholder represents and warrants to EVBS as follows:

(a) The Shareholder is the record and beneficial owner of the number of FCB Shares (“Shareholder’s Shares”) set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder is not the record or beneficial owner of any FCB Shares.

(b) This Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c) None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, liens, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d) The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto and which will be satisfied and released at Closing.

(e) The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to EVBS are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

(f) The Shareholder understands and acknowledges that EVBS is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

9. Miscellaneous.

(a) This Agreement shall be binding upon and inure to the benefit of EVBS, FCB and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives; provided Shareholders may not transfer or assign any rights or interests in the Shares, except to EVBS or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by

FCB or the Shareholder without the prior written consent of the other parties, except as expressly contemplated hereunder. Any assignment in violation of the foregoing shall be void.

(b) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(c) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the applicable conflicts of laws principles thereof.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

EASTERN VIRGINIA BANKSHARES, INC.

By:

Name:

Title:

FIRST CAPITAL BANCORP, INC.

By:

Name:

Title:

SHAREHOLDER

Name:

Address:

Number of Shares Beneficially Owned and

Capacity of Ownership:

Exhibit 6.8(b)

EVBS SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 3, 2009, by and among EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (“EVBS”), FIRST CAPITAL BANCORP, INC., a Virginia corporation (“FCB”), and the undersigned shareholder of EVBS (the “Shareholder”).

The Shareholder desires that EVBS and FCB enter into an Agreement and Plan of Merger, dated as of April 3, 2009, between EVBS and FCB (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the merger of FCB with and into EVBS (the “Merger”).

The Shareholder is a director of EVBS and the beneficial holder of shares of common stock of EVBS (the “Shareholder’s Shares”).

The Shareholder and EVBS are executing this Agreement as an inducement and condition to FCB entering into, executing and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the execution and delivery by FCB of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. While this Agreement is in effect the Shareholder shall not, directly or indirectly, except with the prior approval of FCB (a) sell or otherwise dispose of or encumber (prior to the record date of the EVBS Meeting (as defined in the Agreement) any or all of his or her Shareholder’s Shares, or (b) deposit any Shareholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Shareholder’s Shares or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2. While this Agreement is in effect, the Shareholder shall vote all of his or her Shareholder’s Shares for which the undersigned has sole voting authority, and shall use his or her best efforts to cause to be voted all of the Shareholder’s Shares for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this Agreement or are subsequently acquired for the approval of the Agreement and the Merger at the EVBS Meeting.

3. While this Agreement is in effect, the Shareholder shall not make any statement, written or oral, to the effect that he does not support the Merger or that other shareholders of EVBS should not support the Merger. The limitations in this Section 3 shall not limit in any way the duties and obligations of the Shareholder in his or her capacity as a member of the board of directors of EVBS or the Shareholder’s ability to freely exercise his or her good faith business judgment in the context of EVBS board meetings, board deliberations and board resolutions, whether by written consent or otherwise; provided, however, the Shareholder agrees to not make any statement described in the first sentence of this paragraph unless such statement is made in the context of a meeting of, or communications among, the board of directors of EVBS that is only open or made available to (i) members of the board of EVBS or its subsidiary bank, (ii) EVBS’s legal advisors, (iii) executive officers of EVBS or its subsidiary bank, (iv) representatives of Keefe Bruyette & Woods, and (v) other persons owing duties of confidentiality to EVBS.

4. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, FCB shall be entitled to temporary and permanent injunctive relief without having to prove actual damages and without the necessity of posting bond.

5. This Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shareholder’s Shares and shall not affect or prevent the exercise by such Shareholder of his responsibilities as a director or officer of EVBS or any actions related thereto. The term “Shareholder’s Shares” shall not include any EVBS securities beneficially owned by the Shareholder as a trustee or fiduciary for a third party, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his fiduciary responsibility in respect of any such securities. The parties hereto agree that, notwithstanding the provisions contained hereunder, the Shareholder shall not be obligated to vote as required hereunder in the event that FCB is in material breach of any covenant or agreement of the Merger Agreement or has breached any representation or warranty under standards set forth in Section 8.1 of the Merger Agreement.

6. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

7. Representations and Warranties. The Shareholder represents and warrants to EVBS as follows:

(a) The Shareholder is the record and beneficial owner of the number of EVBS Shares (“Shareholder’s Shares”) set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder is not the record or beneficial owner of any EVBS Shares.

(b) This Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c) None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, liens, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d) The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto and which will be satisfied and released at Closing.

(e) The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to FCB are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

(f) The Shareholder understands and acknowledges that FCB is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

8. Miscellaneous.

(a) This Agreement shall be binding upon and inure to the benefit of FCB, EVBS and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives; provided Shareholders may not transfer or assign any rights or interests in the Shares, except to FCB or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by EVBS or the Shareholder without the prior written consent of the other parties, except as expressly contemplated hereunder. Any assignment in violation of the foregoing shall be void.

(b) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(c) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the applicable conflicts of laws principles thereof.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

EASTERN VIRGINIA BANKSHARES, INC.

By:

Name:

Title:

FIRST CAPITAL BANCORP, INC.

By:

Name:

Title:

SHAREHOLDER

Name:

Address:

Number of Shares Beneficially Owned and

Capacity of Ownership: